UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KELLOGG COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

Dear Shareowner:

It is my pleasure to invite you to attend the 2012 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 20, 2012 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Attendance at the Annual Meeting will be limited to Shareowners only. If you are a holder of record of Kellogg common stock and you plan to attend the meeting, please save your notice of electronic availability or proxy card, as the case may be, and bring it to the meeting to use as your admission ticket. If you plan to attend the meeting, but your shares are not registered in your own name, please request an admission ticket by writing to the following address: Kellogg Company Shareowner Services, One Kellogg Square, Battle Creek, MI 49017-3534. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Shareowners without tickets will only be admitted to the meeting upon verification of stock ownership.

If any Shareowner needs special assistance at the meeting, please contact Shareowner Services at the address listed above.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.

Sincerely,

John Bryant

President and Chief Executive Officer

March 5, 2012

KELLOGG COMPANY

One Kellogg Square

Battle Creek, Michigan 49017-3534

NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD APRIL 20, 2012

TO OUR SHAREOWNERS:

The 2012 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 20, 2012 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four Directors for a three-year term to expire at the 2015 Annual Meeting of Shareowners;

2.	To vote on an advisory resolution to approve executive compensation;

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2012 fiscal year;

4.	To consider and act upon a Shareowner proposal to repeal classified board, if properly presented at the meeting;

5.	To consider and act upon a Shareowner proposal to adopt simple majority vote, if properly presented at the meeting; and

6.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

Only Shareowners of record at the close of business on February 27, 2012 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President,

General Counsel, Corporate Development and Secretary

March 5, 2012

i

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON FRIDAY, APRIL 20, 2012

ABOUT THE MEETING

Information About this Proxy Statement.

Why you received this proxy statement.    You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2012 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the W. K. Kellogg Auditorium, 50 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 20, 2012, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 5, 2012, we began to mail to our Shareowners of record as of the close of business on February 27, 2012, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, MN 55164-0854; phone number: (877) 910-5385.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Summary Processing.    The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote — Record Date.    The record date for determining Shareowners entitled to vote at the annual meeting is February 27, 2012. Each of the approximately 356,920,618 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

How to Vote — Proxy Instructions.    If you received a notice of electronic availability, you can not vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 19, 2012.

By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

Whether you vote by telephone, over the Internet or by mail, you may specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove, or abstain from voting on the advisory resolution to approve Kellogg’s executive compensation (Proposal 2); whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012 (Proposal 3); and whether you approve, disapprove or abstain from voting on each of the Shareowner proposals, if properly presented at the meeting (Proposals 4 and 5).

When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other employee benefit plans.

If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under Proposal 1 — Election of Directors below, “For” Proposals 2 and 3, and “Against” Proposals 4 and 5, and otherwise at the discretion of the persons named in the proxy card.

Revocation of Proxies .    If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to our Secretary;

(2)	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.

Quorum.    A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the annual meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 3), but not for voting on the election of Directors (Proposal 1), the advisory resolution to approve Kellogg’s executive compensation (Proposal 2), and the Shareowner proposals (Proposals 4 and 5).

Required Vote.    Our Board has adopted a majority voting policy which applies to the election of Directors. Under this policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the Shareowner vote. Our Board’s Nominating and Governance Committee would then consider the offer of resignation and make a recommendation to our independent Directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”

Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether or not our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the annual meeting is necessary to approve the advisory resolution on Kellogg’s executive compensation (Proposal 2), to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 3), and to approve the Shareowner proposals (Proposals 4 and 5).

Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2, 3, 4, and 5. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1, 2, 4, and 5. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1, 2, 4, and 5, and will not affect the outcome on that proposal. Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Other Business.    We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.    We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $14,000, plus reasonable expenses.

Directions to Annual Meeting.    To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.    The following table shows each person who, based upon their most recent filings or correspondence with the SEC beneficially owns more than 5% of our common stock.

Name	Shares Beneficially Owned	Percent of Class on December 31, 2011
Beneficial Owner
W.K.Kellogg Foundation Trust (1) c/o The Bank of New York Corporation	83,228,741(2)	23.3%
One Wall Street
New York, NY 10286

George Gund III	31,519,395(3)	8.8%
39 Mesa Street Suite 300
San Francisco, CA 94129
KeyCorp	27,625,577(4)	7.7%
127 Public Square
Cleveland, OH 44114-1306

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Kellogg Trust”) are Jim Jenness, Sterling Speirn, Wenda Moore and The Bank of New York Mellon Trust Company, N.A. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Kellogg Foundation”), is the sole beneficiary of the Kellogg Trust. The Kellogg Trust owns 79,284,790 shares of Kellogg Company, or 22.2% of our outstanding shares on December 31, 2011. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust.

(2)	According to Schedule 13G/A filed with the SEC on February 9, 2012, The Bank of New York Mellon Corporation (“BONYMC”), as parent holding company for The Bank of New York Mellon Trust Company, N.A., (“BONY”), as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 79,284,790 shares owned by the Kellogg Trust. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by BONYMC, BONY and the other trustees unrelated to the Kellogg Trust. BONYMC has sole voting power for 3,009,019 shares, shared voting power for 79,328,893 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 3,776,576 shares and shared investment power for 79,370,220 shares (including those shares beneficially owned by the Kellogg Trust).

(3)	According to Schedule 13G/A filed with the SEC on February 13, 2012, George Gund III has sole voting power for 70,400 shares, shared voting power for 31,448,995 shares, sole investment power for 70,400 shares and shared investment power for 4,330,045 shares. Of the shares over which George Gund has shared voting and investment power, 2,171,229 shares are held by a nonprofit foundation of which George Gund is one of eight trustees and one of twelve members. George Gund disclaims beneficial ownership as to all of these shares. Gordon Gund, a Kellogg Director, is a brother of George Gund III and may be deemed to share voting or investment power over the shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	According to a Schedule 13G/A filed with the SEC on February 10, 2012, KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 497,727 shares, shared voting power for 8,600 shares, sole investment power for 27,575,064 shares and shared investment power for 45,273 shares.

Officer and Director Stock Ownership.    The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2012, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors
Benjamin Carson Sr.	33,166	25,000	0	58,166	*
John Dillon(5)	46,451	30,000	0	76,451	*
Gordon Gund(6)	64,776	30,890	65,486	161,152	*
Jim Jenness(7)	133,955	431,410	12,745	578,110	*
Dorothy Johnson	51,129	29,848	27,668	108,644	*
Donald Knauss	12,092	6,931	0	19,023	*
Ann McLaughlin Korologos	43,079	30,000	19,481	92,560	*
Rogelio Rebolledo	10,004	2,534	0	12,538	*
Sterling Speirn(7)	13,890	5,781	0	19,671	*
Robert Steele(8)	13,145	9,110	0	22,255	*
John Zabriskie	42,905	25,000	32,497	100,402	*
Named Executive Officers
John Bryant	155,275	923,700	0	1,078,975	*
Ron Dissinger	25,477	153,087	0	178,564	*
Brad Davidson	63,077	267,938	0	331,015	*
Paul Norman	59,434	226,066	0	285,500	*
Gary Pilnick	72,202	369,932	0	442,134	*
All Directors and executive officers as a group (19 persons)(9)	884,590	2,741,486	157,877	3,783,953	1.1%

*	Less than 1%.

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 31,301 shares; Mr. Dillon, 28,451 shares; Mr. Gund, 38,924 shares; Mr. Jenness, 10,831 shares; Ms. Johnson, 30,191 shares; Mr. Knauss, 12,092 shares; Ms. McLaughlin Korologos, 38,658 shares; Mr. Rebolledo, 10,004 shares; Mr. Speirn, 13,890 shares; Mr. Steele, 13,145 shares; Dr. Zabriskie, 35,345 shares; and all Directors as a group, 262,832 shares.

(2)	Represents options that were exercisable on January 15, 2012 and options that become exercisable within 60 days of January 15, 2012.

(3)	Represents the number of common stock units held under our deferred compensation plans as of January 15, 2012. The deferred stock units, or DSUs, have no voting rights. For additional information, refer to “2011 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Executive Compensation Policies — Deductibility of Compensation and Other Related Issues” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Includes 250 shares held for the benefit of a minor son, over which Mr. Dillon disclaims beneficial ownership.

(6)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by his wife and George Gund III.

(7)	Does not include shares owned by the Kellogg Trust, as to which Mr. Jenness and Mr. Speirn, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have current beneficial interest.

(8)	Mr. Steele resigned as a Director on January 16, 2012.

(9)	Includes 12,029 shares owned by, or held for the benefit of, spouses; 1,250 shares owned by, or held for the benefit of children, over which the applicable Director, or executive officer disclaims beneficial ownership; 7,498 shares held in our Savings & Investment Plans; and 35,640 restricted shares, which contain some restrictions on investment.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.     We operate under corporate governance principles and practices (the “Guidelines”) that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Board has focused on continuing to build upon our strong corporate governance practices over the years. The Guidelines include the following:

•

A majority of the Directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are required to meet the independence requirements of the New York Stock Exchange.

•

One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to use in communicating with the Board.

•	The Board reviews CEO succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•	Non-employee Directors meet in executive session at least three times annually.

•	The Board and Board committees conduct annual self-evaluations.

•

The independent members of the Board use the recommendations from the Nominating and Governance Committee and Compensation Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•

Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider continued appropriateness of Board membership under the circumstances.

•	Directors have access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board education policy.

•

No Director may be nominated for a new term if he or she would be seventy-two or older at the time of election, unless the Board determines that it is in the best interest of Kellogg to re-nominate the independent Director for up to one additional term due to his or her unique capabilities or special circumstances.

•	No Director shall serve as a director, officer or employee of a competitor.

•	No Director should serve on more than four other boards of public companies in addition to Kellogg.

•

All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Board Leadership Structure; Communication with the Board.    The following section describes Kellogg’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.

Our Board is composed of nine independent Directors, Mr. Jenness, the executive Chairman of the Board and Mr. Bryant, Chief Executive Officer. In addition, as provided in our Guidelines, the Board has designated one of the independent directors as Lead Director. The Board has established seven standing Committees — audit, compensation, nominating and governance, consumer marketing, manufacturing, social responsibility and public policy, and executive. Each of the Board Committees is composed solely of independent Directors (other than the Executive Committee), each with a different independent Director serving as Committee chair. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committees, benefits Kellogg and its Shareowners.

The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. The Lead Director serves a variety of roles including, reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, Chief Executive Officer and the non-management Directors (however, each director has direct access to both the CEO and Chairman); presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent Directors at any time, consistent with the Guidelines. Gordon Gund, an independent Director and the Chairman of the Nominating and Governance Committee, is currently our Lead Director. Mr. Gund is an effective Lead Director for Kellogg due to, among other things, his independence, commitment to ethics, communication skills, deep strategic and operational understanding of Kellogg obtained while serving as a Kellogg Director, and corporate governance knowledge acquired during his tenure as a member of the governance committees of two Fortune 500 companies. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Gund at this e-mail address.

With respect to the roles of Chairman and CEO, the Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Since 2006, the roles have been separated, with Mr. Jenness serving as Chairman. Mr. Jenness has been closely involved with Kellogg for over thirty years in various roles including Chief Executive Officer and Director. During that time, Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising. He also served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, for many years, including as Vice Chairman, Chief Operating Officer and Director. Mr. Jenness generously volunteers as senior director of Children’s Memorial Hospital of Chicago and on the Mercy Home for Boys and Girls Board of Regents and its Strategic Planning Committee. He serves as a director of Kimberly-Clark Corporation, and will become the Lead Director immediately following their 2012 Annual Meeting of Shareholders. He also serves on the DePaul University College of Commerce Advisory Council, as Chairman of DePaul’s Board of Trustees, and is co-trustee of the W.K. Kellogg Foundation Trust. Given his unique knowledge, experience, and relationship with both the Board and management, his continued role as executive Chairman provides significant value for Kellogg and its Shareowners.

Our Board conducts an annual evaluation to determine whether it and its Committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Kellogg and its Shareowners. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kellogg, like many U.S. companies, has been well-served by this flexible leadership structure.

Board Oversight of Enterprise Risk.    The Board utilizes our Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of our risks. Management, who is responsible for day-to-day risk management, conducts a risk assessment of Kellogg’s business annually. The risk assessment process is global in nature and has been developed to identify and assess Kellogg’s current and emerging risks, including the nature of the risk, as well as to identify steps to mitigate and manage the controllable aspects of each risk. Several hundred of our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President, Internal Audit and Compliance, who reports directly to the Chair of the Audit Committee. The Audit Committee

receives at each meeting (or the full Board for those meetings when the Audit Committee does not meet) an update on the key enterprise risks, including current status and action items.

The results of the risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is the discussion of key risks which includes the potential magnitude and likelihood of each risk. As part of the process for each risk, management identifies the nature of the risk, the senior executive responsible for managing the risk, the potential impact, management’s initiatives to manage the risk, the most recent Board or Committee update, and the timing of the next scheduled Board or Committee review.

The results of the risk assessment are then integrated into the Board’s processes. Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly. Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those topics relating to the particular Committee. Through this process each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year.

Due to the dynamic nature of risk and the Board or Audit Committee’s oversight at each meeting of Kellogg’s enterprise and business unit risks, adjustments are made to Board and Committee agendas throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of Kellogg’s risks.

Majority Voting for Directors; Director Resignation Policy.    In an uncontested election of Directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Nominating and Governance Committee (following certification of the Shareowner vote) for consideration in accordance with the following procedures.

The Nominating and Governance Committee would promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the Director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the Director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Governance Committee would consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such Director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the Director; (d) the Director’s past and expected future contributions to Kellogg; (e) our Director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause Kellogg to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Qualified Independent Directors would consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

To the extent that any resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any Director who tenders his or her resignation pursuant to this provision would not participate in the Nominating and Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors would afford the Director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Governance Committee received a greater number of votes

“withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) would consider the matter directly or may appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the Board whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent Directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•

If there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent Directors and each independent Director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Director Independence.    The Board has determined that all current Directors (other than Mr. Jenness and Mr. Bryant) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2011, 2010 or 2009 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and Kellogg or our subsidiaries.

The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status, including transactions relating to purchasing supplies, selling product and marketing arrangements. The Board has concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.

Shareowner Recommendations for Director Nominees.    The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2013 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 5, 2012 and not later than December 5, 2012. Recommendations must also include certain other requirements specified in our bylaws.

When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capability and further diversify the collective experience represented by the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance

Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.

Attendance at Annual Meetings.    All Directors properly nominated for election are expected to attend the Annual Meeting of Shareowners. All of our Directors attended the 2011 Annual Meeting of Shareowners.

Code of Conduct/Ethics.    We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our chief executive officer, chief financial officer or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2011.

Availability of Corporate Governance Documents.    Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Investor Relations”, then “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

In 2011, the Board had the following standing committees: Audit, Compensation, Nominating and Governance, Consumer Marketing, Manufacturing, Social Responsibility and Public Policy, and Executive.

The Board held 7 meetings in 2011. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2011.

The table below provides 2011 membership and meeting information for each Board committee as of December 31, 2011:

Name	Audit	Compensation	Nominating and Governance	Consumer Marketing	Manufacturing	Social Responsibility and Public Policy	Executive
John Bryant(1)							✓
Benjamin Carson			✓	✓		✓
John Dillon	✓	Chair	✓		✓		✓
Gordon Gund		✓	Chair	✓			✓
Jim Jenness(1)							Chair
Dorothy Johnson				✓		Chair	✓
Don Knauss	✓			✓	Chair		✓
Ann McLaughlin Korologos		✓	✓			✓
Rogelio Rebolledo(2)	✓			Chair		✓	✓
Sterling Speirn				✓	✓	✓
Robert Steele(2)	✓	✓		Chair			✓
John Zabriskie	Chair	✓	✓		✓		✓
2011 Meetings	7	5	4	3	5	2	0

(1)	Mr. Jenness and Mr. Bryant attend committee meetings, other than portions of those meetings held in executive session of independent Directors.

(2)	Mr. Steele resigned as a Director on January 16, 2012. Rogelio Rebolledo was appointed February 17, 2012 as chair of the Consumer Marketing Committee to replace Mr. Steele.

Audit Committee.    Pursuant to a written charter, the Audit Committee, among other things, assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function, our Enterprise Risk Management process, our compliance with legal and regulatory requirements, and other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Each member of the Audit Committee has been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Each member has experience actively supervising a principal financial officer and/or principal accounting officer. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

Compensation Committee.    Pursuant to a written charter, the Compensation Committee, among other things, (a) reviews and approves the compensation philosophy and principles for senior executives; (b) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives, including reviewing risks arising from Kellogg’s compensation policies and practices; (c) reviews and recommends the compensation of the Chief Executive Officer; (d) has sole authority to retain or terminate any compensation consultant used to evaluate senior executive compensation; (e) oversees and administers employee benefit plans to the extent provided in those plans; and (f) reviews trends in management compensation. The Committee may form and delegate authority to subcommittees or the Chair when appropriate. The Compensation Committee, or its Chair, also pre-approves all engagements and services to be performed by any consultants to the Compensation Committee. To assist the Compensation Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Frederic W. Cook. The consultant reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee and the Board, Frederic W. Cook does not provide any consulting services to Kellogg or its executive officers.

The Board has determined that each member of the Compensation Committee meets the definition of independence under our corporate governance guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Compensation Committee are not current or former employees of Kellogg and are not eligible to participate in any of our executive compensation programs. Additionally, the Compensation Committee operates in a manner designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.

As noted above, the Compensation Committee is charged with overseeing the review and assessment of risks arising from Kellogg’s compensation policies and practices. The Compensation Committee reviews annually the potential for excessive risk in the Company’s compensation program; including views from independent experts, the SEC, and design features considered to encourage excessive risk taking and Kellogg’s approach to those features. Kellogg uses a number of approaches to mitigate excessive risk taking, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to a variety of quantitative metrics, and equity ownership guidelines. As a result of this review, together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

For additional information about the Compensation Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Compensation Approach.”

Manufacturing Committee.    Pursuant to a written charter, the Manufacturing Committee, among other things, assists the Board in discharging its oversight responsibilities with respect to topics relating to the Company’s manufacturing practices, with the primary focus on the Company’s food quality and safety, manufacturing facility operations, and people strategies. As it deems appropriate, the Committee reviews policies, programs and practices, and provides strategic advice and counsel concerning the matters set forth above including, but not limited to, food safety, employee health and safety, capacity utilization and planning, contingency planning, productivity programs, commodity purchasing and hedging programs, people utilization and people strategies.

Nominating and Governance Committee.    Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee assignments; (d) reviews annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviews annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitors the performance of Directors and conducts performance evaluations of each Director before the Director’s renomination to the Board; (g) administers the annual evaluation of the Board; (h) provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considers and evaluates potential waivers of the Code of Conduct for Directors and Global Code of Ethics for senior officers (for which there were none in 2011); (j) makes a report to the Board on CEO succession planning at least annually; (k) provides an annual review of the independence of Directors to the Board; (l) reviews and recommends to the Board responses to Shareowner proposals; and (m) reviews Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange.

Social Responsibility and Public Policy Committee.    Pursuant to a written charter, the Social Responsibility and Public Policy Committee, among other things, oversees Kellogg’s social, public policy, political, environmental sustainability, and health trends, issues and concerns, both domestic and foreign. To assist the Board, the Committee, as it deems appropriate, reviews policies, programs and practices, concerning community health and safety, employment and equal opportunity matters, diversity and inclusion, sustainability, corporate responsibility, consumer affairs, public policy, government relations, philanthropic activities and charitable contributions.

Consumer Marketing Committee.    Pursuant to a written charter, the Consumer Marketing Committee assists the Board by reviewing Kellogg’s marketing activities, including capabilities, strategies, execution and approach to investment, supporting our global brand portfolio as it serves our overall strategy and goals. In addition, the Committee serves as a consultant to management and makes recommendations to the Board of Directors, as deemed appropriate, relating to Kellogg’s marketing activity.

Executive Committee.    Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Kellogg Company is the world’s leading producer of cereal and a leading producer of snacks and frozen foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including, accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. In addition, the Board must have specific knowledge related to Kellogg’s industry such as, expertise in branded consumer products and consumer dynamics, health and nutrition, international markets, manufacturing and supply chain, marketing, regulatory and government affairs, the retail environment, and sales and distribution.

The Nominating and Governance Committee believes that all Directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Governance Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While the Nominating and Governance Committee carefully considers diversity when considering directors, it has not established a formal policy regarding diversity. The Nominating and Governance Committee also will consider a combination of factors for each director, including (1) the nominee’s ability to represent all Shareowners without a conflict of interest; (2) the nominee’s ability to work in and promote a productive environment; (3) whether the director has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) whether the nominee has demonstrated the high level of character and integrity that we expect; (5) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) the nominee’s ability to apply sound and independent business judgment.

The Nominating and Governance Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical character, governance, integrity, leadership, risk management, and the ability to exercise sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill its oversight function, and the humility and style to interface openly and constructively with other Directors. Finally, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.

Our amended restated certificate of incorporation and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year.

Four Directors are to be re-elected at the 2012 Annual Meeting to serve for a term ending at the 2015 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently eleven members of the Board.

The Board recommends that the Shareowners vote “FOR” the following nominees: Benjamin Carson, John Dillon, Jim Jenness and Don Knauss. Each nominee was proposed for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners. In accordance with Kellogg’s Corporate Governance Guidelines, the Nominating and Governance Committee recommended and the Board determined that it is in the best interest of Kellogg to waive the retirement age requirement with respect to Mr. Dillon and to re-nominate him for one additional term. Mr. Dillon plays a key role on a number of our committees. In addition to serving on the Nominating and Governance and Audit Committees and chairing our Compensation Committee, Mr. Dillon is a key member of our Manufacturing Committee because of his expertise in important enterprise risk areas for Kellogg, including manufacturing and supply chain, that require both institutional and industry experience. In addition, waiving the retirement age requirement for Mr. Dillon allows leadership continuity on the Compensation Committee by allowing him to serve a full five years as Chairman. Due to Mr. Dillon’s central role on the board and in the direction of Kellogg, we believe that his continued service on the Board is in the best interests of Kellogg.

Nominees for Election for a Three-Year Term Expiring at the 2015 Annual Meeting

BENJAMIN CARSON. Dr. Carson, age 60, has served as a Kellogg Director since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984, as well as Professor of Oncology, Plastic Surgery, Pediatrics and Neurosurgery at The Johns Hopkins Medical Institutions. Dr. Carson is also an accomplished author and frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. Dr. Carson is a director of Costco Wholesale Corporation.

As a result of these professional and other experiences, Dr. Carson possesses particular knowledge and experience in a variety of areas, including crisis management, health and nutrition, regulatory and government affairs, the retail environment, and social responsibility and reputational issues, and provides diversity of background and viewpoint by virtue of his academic record. Dr. Carson has public company board experience (including specific experience in compensation, governance, marketing and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

JOHN DILLON. Mr. Dillon, age 73, has served as a Kellogg Director since 2000. He is Senior Advisor of Evercore Partners. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. Within the past five years, he has also served as a director of Caterpillar Inc. and E. I. du Pont de Nemours and Company.

As a result of these professional and other experiences, Mr. Dillon has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international markets, manufacturing and supply chain, sales and distribution, and strategy and strategic planning, and has public company board experience (including specific experience in auditing, compensation, governance, and manufacturing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

JIM JENNESS. Mr. Jenness, age 65, has been Kellogg Chairman since February 2005 and has served as a Kellogg Director since 2000. He was our Chief Executive Officer from February 2005 through December 30, 2006, and Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2005, and is a director of Kimberly-Clark Corporation and will become Lead Director immediately following their 2012 Annual Meeting of Shareholders.

As a result of these professional and other experiences, Mr. Jenness possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, health and nutrition, marketing, people management, regulatory and government affairs, strategy and strategic planning, and has public company board experience (including specific experience in compensation oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

DON KNAUSS. Mr. Knauss, age 61, has served as a Kellogg Director since December 2007. Mr. Knauss was elected Chairman and Chief Executive Officer of The Clorox Company in October 2006. He was executive vice president of The Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps. Mr. Knauss is a director of URS Corporation.

As a result of these professional and other experiences, Mr. Knauss has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, manufacturing and supply chain, the retail environment, and sales and distribution, and has public company board experience (including specific experience in auditing, manufacturing, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2014 Annual Meeting

JOHN BRYANT. Mr. Bryant, age 46, has served as a Kellogg Director since July 2010. In January 2011, he was appointed President and Chief Executive Officer after having served as our Executive Vice President and Chief Operating Officer since August 2008. Mr. Bryant joined Kellogg in March 1998, and was promoted during the next eight years to a number of key financial and executive leadership roles. He was appointed Executive Vice President and Chief Financial Officer, Kellogg Company, President, Kellogg International in December 2006. In July 2007, Mr. Bryant was appointed Executive Vice President and Chief Financial Officer, Kellogg Company, President, Kellogg North America and in August 2008, he was appointed Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Bryant served as Chief Financial Officer through December 2009.

As a result of these professional and other experiences, Mr. Bryant possesses particular knowledge and experience in a variety of areas, including accounting and finance, branded consumer products and consumer dynamics, crisis management, health and nutrition, international markets, marketing, people management, the retail environment, strategy and strategic planning, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

ROGELIO REBOLLEDO. Mr. Rebolledo, age 67, has served as a Kellogg Director since October 2008. In 2007, Mr. Rebolledo retired from his position as chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia and Europe. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. He also served as president and chief executive officer of Pepsi Bottling Group’s Mexico operations from January 2004 until being named chairman. Mr. Rebolledo currently serves as a director of Best Buy Co., Inc., and within the past five years, has also served as a director of The Pepsi Bottling Group, Applebees Inc. and Grupo ALFA.

As a result of these professional and other experiences, Mr. Rebolledo has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international markets, manufacturing and supply chain, marketing, the retail environment, and sales and distribution, and has public company board experience (including specific experience in auditing, compensation, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

STERLING SPEIRN. Mr. Speirn, age 64, has served as a Kellogg Director since March 2007. He is President and Chief Executive Officer of the W. K. Kellogg Foundation. He is also a trustee of the W. K. Kellogg Foundation Trust. Prior to joining the W. K. Kellogg Foundation in January 2006, he was President of Peninsula Community Foundation from November 1992 through 2005 and served as a director of the Center for Venture Philanthropy, which he co-founded in 1999.

As a result of these professional and other experiences, Mr. Speirn possesses particular knowledge and experience in a variety of areas, including crisis management, health and nutrition, people management, regulatory and government affairs, social responsibility and reputational issues, and strategy and strategic planning and has public company board experience (including specific experience in manufacturing, marketing, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

JOHN ZABRISKIE. Dr. Zabriskie, age 72, has served as a Kellogg Director since 1995. He is also co-founder and Director of PureTech Ventures, LLC, a firm that co-founds life science companies. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is a director of Array Biopharma, Inc. and ARCA biopharma, Inc.

As a result of these professional and other experiences, Dr. Zabriskie has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, crisis management, health and nutrition, manufacturing and supply chain, and sales and distribution, and has public company board experience (including specific experience in audit, compensation, governance, and manufacturing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2013 Annual Meeting

GORDON GUND. Mr. Gund, age 72, has served as a Kellogg Director since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He is also a director of Corning Incorporated.

As a result of these professional and other experiences, Mr. Gund possesses particular knowledge and experience in a variety of areas, including international markets, people management, regulatory and government affairs, social responsibility and reputational issues, and strategy and strategic planning, and has public company board experience (including specific experience in compensation, governance and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

DOROTHY JOHNSON. Ms. Johnson, age 71, has served as a Kellogg Director since 1998. Ms. Johnson is President of the Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000, and President Emeritus of the Council of Michigan Foundations, which she led as President and Chief Executive Officer from 1975 to 2000. She has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980. Within the past five years, Ms. Johnson has also served as a director of AAA Michigan, Grand Valley State University and The League.

As a result of these professional and other experiences, Ms. Johnson possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, crisis management, people management, regulatory and government affairs, and social responsibility and reputational issues, and has public and private company board experience (including specific experience in marketing and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 70, has served as a Kellogg Director since 1989. She served as Chairman of the Board of Trustees of RAND Corporation from April 2004 to April 2009. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and is a former U.S. Secretary of Labor. She is also a director of AMR Corporation (and its subsidiary, American Airlines), Host Hotels & Resorts, Inc., Harman International Industries, Inc. and Vulcan Materials Company, and within the past five years, has also served as a director of Microsoft Corporation and Fannie Mae.

As a result of these professional and other experiences, Ms. Korologos possesses particular knowledge and experience in a variety of areas, including health and nutrition, international markets, marketing, regulatory and government affairs, and social responsibility and reputational issues, and has public company board experience (including specific experience in audit, compensation, diversity, governance, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

2011 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Bryant, refer to “Executive Compensation” beginning on page 40. Because Mr. Jenness, our Chairman of the Board, is not a named executive officer, we have included the compensation he receives as a Kellogg employee in the Directors’ Compensation Table.

Our 2011 compensation for non-employee Directors was comprised of annual retainers and equity-based grants to further align with shareowners. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted at the median of our peer group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with Frederic W. Cook, the independent compensation consultant, including the competitiveness and appropriateness of the program. Although the Nominating and Governance Committee conducts this review on an annual basis, its general practice is to consider adjustments to Director compensation every other year.

Our compensation is also designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2011, approximately two-thirds of non-employee Director pay was in equity and approximately one-third in cash. Actual annual pay varies somewhat among non-employee Directors based primarily on committee chair responsibilities.

Mr. Jenness, our executive Chairman of the Board received compensation in 2011 equal to $800,000, which is comprised of the same long-term incentives granted to non-employee Directors (2,485 shares of restricted stock) with the balance paid in cash over the year. Mr. Jenness received this equity grant on the same day the annual long-term incentives were granted to the non-employee Directors. The shares of restricted stock vested at the time of the grant, but, similar to the other Directors, Mr. Jenness must hold the shares as long as he is a Kellogg Director. The Board, following a review by the independent compensation consultant, determined the total compensation amount for Mr. Jenness to be reasonable and competitive. Refer to “Employment Agreements — Mr. Jenness” for a description of the employment agreement with Mr. Jenness.

Compensation as of December 31, 2011 for non-employee Directors consisted of the following:

Type of Compensation	Amount
Annual Cash Retainer(1)	$88,000
Annual Stock Awards Retainer	2,485 shares
Annual Retainer for Committee Chair:
Audit Committee	$17,500
Compensation Committee	$12,500
All Other Committees	$10,000

(1)	The annual cash retainer is paid in quarterly installments.

Stock Awards.    Stock awards are granted in early May and for non-employee Directors are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.

Business Expenses.    Kellogg pays for the business expenses related to directors attending Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. On rare occasions, a Director’s spouse accompanies a Director when traveling on Kellogg business. At times, a Director travels to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.

Director and Officer Liability Insurance and Travel Accident Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.

Elective Deferral Program.    Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their Board and Committee Chair annual cash retainer payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in cash or stock, at the election of the Director, upon termination of service as a Director. The balance is paid in a lump sum or over a period from one to ten years at the election of the Director and the unpaid account balance accrues interest annually at the prime rate in effect when the termination of service occurred.

Minimum Stock Ownership Requirement.    All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($440,000 — five times the $88,000 retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of December 31, 2011, all of the non-employee Directors exceeded this requirement. Mr. Bryant and Mr. Jenness are expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Executive Compensation Policies — Executive Stock Ownership Guidelines.”

Kellogg Matching Grant Program.    Directors are eligible to participate in our Corporate Citizenship Fund Matching Grant Program, which is also available to all of our active, full-time U.S. employees. Under this program, our Corporate Citizenship Fund matches 100 percent of donations made to eligible organizations up to a maximum of $10,000 per calendar year for each individual. These limits apply to both employees and Directors.

Discontinued Program.    Prior to December 1995, we had a Director’s Charitable Awards Program pursuant to which each Director could name up to four organizations to which Kellogg would contribute an aggregate of $1 million upon the death of the Director. In 1995, the Board discontinued this program for Directors first elected after December 1995. In 2011, the following Directors continued to be eligible to participate in this program: Mr. Gund, Ms. McLaughlin Korologos and Dr. Zabriskie. We funded the cost of this program for two out of the three eligible Directors through the purchase of insurance policies prior to 2008. We will make cash payments in the future under this program if insurance proceeds are not available at the time of the Director’s death. There were no cash payments made in 2011 with respect to this program; however, in 2011, we recognized nonpension postretirement benefits expense associated with this obligation as follows: Mr. Gund — $23,773, Ms. McLaughlin Korologos — $20,665 and Dr. Zabriskie — $24,482. These benefits are not reflected in the Directors’ Compensation Table.

DIRECTORS’ COMPENSATION TABLE

The individual components of the total compensation calculation reflected in the table below are as follows:

Fees and Retainers.    The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers earned by or paid in cash to our non-employee Directors in 2011. For Mr. Jenness, the amount represents his annual cash compensation as executive Chairman of the Board.

Stock Awards.    The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, and, for non-employee Directors, the shares are placed in the Kellogg Company Grantor Trust for Non-Employee Directors. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

All Other Compensation.    Perquisites and other compensation are limited in scope and primarily comprised of charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program, which is a broad-based program at Kellogg.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total ($)
Benjamin Carson Sr.	88,000	141,024	—	—	—		0	229,024
John Dillon	100,500	141,024	—	—	—		0	241,524
Gordon Gund	98,000	141,024	—	—	—		10,000	249,024
Jim Jenness	658,996	141,024	—	—	108,823	(8)	171,244	1,080,087
Dorothy Johnson	98,000	141,024	—	—	—		10,000	249,024
Donald Knauss	98,000	141,024	—	—	—		0	239,024
Ann McLaughlin Korologos	88,000	141,024	—	—	—		6,500	235,524
Rogelio Rebolledo	88,000	141,024	—	—	—		0	229,024
Sterling Speirn	88,000	141,024	—	—	—		4,900	233,924
Robert Steele(9)	98,000	141,024	—	—	—		0	239,024
John Zabriskie	105,500	141,024	—	—	—		0	246,524

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director, including annual board and committee chair retainer fees, in each case before deferrals. For Mr. Jenness, represents the annual cash compensation paid under his employment agreement.

(2)	Other than for Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,485 deferred shares of common stock. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. As of December 31, 2011, none of our non-employee Directors were deemed to have outstanding restricted stock awards, because all of those awards vested earlier in prior years. The number of shares of common stock held by each of our Directors is shown under “Officer and Director Stock Ownership” on page 6 of this proxy statement.

(3)	For Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,485 shares of restricted stock. The shares of restricted stock vested at the time of the grant, but Mr. Jenness must hold the after-tax shares as long as he is a Kellogg Director. The total number of shares of common stock held by Mr. Jenness is shown under “Officer and Director Stock Ownership” on page 6 of this proxy statement.

(4)	As of December 31, 2011, the Directors had the following stock options outstanding: Benjamin Carson 25,000 options; John Dillon 30,000 options; Gordon Gund 30,890 options; Jim Jenness 431,410 options; Dorothy Johnson 29,848 options; Don Knauss 6,931 options; Ann McLaughlin Korologos 30,000 options; Rogelio Rebolledo 2,534 options; Sterling Speirn 5,781 options; Robert Steele 9,110 options; and John Zabriskie 25,000 options. The number of stock options held by our Directors is a function of years of Board service and the timing of exercise of vested awards. These options were granted in previous years as a component of the non-employee directors’ annual compensation. In December 2008, the Board decided to stop granting stock options to non-employee Directors.

(5)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(6)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(7)	Represents charitable matching contributions made under our Corporate Citizenship Fund Matching Grant Program: Gordon Gund $10,000; Jim Jenness $10,000; Dorothy Johnson $10,000; Ann McLaughlin Korologos $6,500; and Sterling Speirn $4,900. For Mr. Jenness, this amount represents Kellogg contributions to our Savings & Investment Plan and Restoration Plan ($26,360), the annual cost of the Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees) ($129,679), and physical health exams ($5,205).

(8)	As Chairman, Mr. Jenness is covered as an employee by our U.S. Pension Plans provided to other U.S.-based NEOs. The benefit was scheduled to begin on January 1, 2008, however, Mr. Jenness continued as an employee beyond that date. Therefore, Mr. Jenness does not receive any further benefit other than interest credited to his January 1, 2008 benefit from that date until the date of actual commencement. The increase represents the interest earned as of December 31, 2011.

(9)	Mr. Steele resigned as a Director on January 16, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. This discussion and analysis provides information regarding the compensation program in place for our CEO, CFO, and the three other most highly-compensated executive officers. In this proxy statement, we refer to our CEO, CFO and the other three individuals as our “Named Executive Officers” or “NEOs.”

In order to present Kellogg’s executive compensation programs in a simple and understandable manner, the Compensation Discussion and Analysis has been organized into the following sections:

I.	Executive Summary – an overview of our compensation programs and key 2011 compensation highlights.

II.	Core Principles – the fundamental tenets upon which our compensation program is built, such as pay for performance.

III.	Compensation Approach – the process used to develop plan design, set compensation, and verify that actual pay is consistent with our Core Principles.

IV.	Compensation Plans and Design – the elements of the compensation program and 2011 pay.

V.	Compensation Policies – key policies that govern the operation of the plans.

It is important to read this section in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 40 of this proxy statement.

I. Executive Summary.    This executive summary highlights core principles of our compensation program, the approach followed by the Compensation Committee, and a 2011 overview.

Core Principles.    We operate in a competitive and challenging industry. We believe that our executive compensation program for our NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) appropriately motivate them to contribute to our short- and long-term success; and (c) help drive long-term total return for our Shareowners. Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in this Compensation Discussion and Analysis, and the following is a brief overview of each.

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Pay for Performance.    Our compensation program is designed to have a significant portion of an NEO’s actual pay linked to the Company’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive, three-year executive performance and stock option plans, and by limiting perquisites.

•

Shareowner Alignment.    We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of the Company.

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Values-Based.    Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.

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Mitigating Risk.    Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk.

Compensation Approach.    The approach utilized by the Compensation Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.

Overview. In 2011, the Compensation Committee took the following actions:

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Annual Incentive Plan (AIP) Corporate Performance Payouts Below Target (Pay for Performance). Based on Kellogg’s corporate targets established when the plan was adopted, and actual 2011 performance, the Compensation Committee determined that a below target payout (81% of the AIP target) would be paid out to our NEOs for 2011 corporate performance, before taking individual performance into consideration.

•

2009-2011 Executive Performance Plan (EPP) Payouts Below Target (Pay for Performance). Based on Kellogg’s corporate targets established when the plan was adopted, and actual 2009 through 2011 performance, the Compensation Committee determined that it would be appropriate for a below target payout (82% of the 2009-2011 EPP target share awards).

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Independent Compensation Consultant (Compensation Approach). The Compensation Committee engaged Frederic W. Cook & Co. as its independent compensation consultant in 2011. Kellogg’s policy requires that the compensation consultant not provide any consulting or other services to Kellogg or its executive officers other than the work performed on behalf of the Compensation Committee or the Board.

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Reduced Severance Benefits (Compensation Approach). In 2011, the Compensation Committee reduced severance benefits for newly-named senior executives to more closely align with the 50th percentile of our compensation peer group. Cash severance for new CEO direct reports is now payable in the amount of two times the current annual salary. The potential severance amount no longer includes annual incentive awards.

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Additional Metrics for AIP Payouts (Pay for Performance, Mitigating Risk). For 2012, the Compensation Committee approved adding to the Company’s AIP program key operational metrics relating to safety (food and people) and diversity and inclusion. For the NEOs, 10% of the 2012 AIP Payout will be subject to performance on these metrics, further driving key performance indicators and mitigating risk relating to Kellogg’s business.

•

Compensation Risk Assessment (Mitigating Risk). In 2011, the Compensation Committee reviewed compensation design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

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Advisory Resolution to Approve Executive Compensation (Shareowner Alignment). When setting compensation, and in determining compensation policies and practices, the Compensation Committee took into account the favorable results on each of the 2011 Shareowner advisory resolutions to approve executive compensation and Kellogg’s recommendation to hold an annual advisory vote on a resolution to approve executive compensation. At the 2011 Annual Shareowners’ Meeting, 97% of votes cast approved Kellogg’s compensation program for our NEOs, and 92% of the votes cast supported Kellogg’s recommendation to provide an annual advisory vote on a resolution to approve executive compensation. The Compensation Committee took these results into account by continuing to emphasize the Core Principles underlying the Company’s executive compensation program.

II. Core Principles.    Our compensation program is based on the following core principles—each of which is more fully described below.

•	Pay for Performance,

•	Shareowner Alignment,

•	Values-Based, and

•	Mitigating Risk.

1.	Pay for Performance. The fundamental principle underlying our compensation programs is pay for performance. That is, linking the amount of actual pay to the performance of Kellogg and each NEO. We accomplish this in several ways, including ensuring that target pay levels are market based, utilizing “performance-based” pay, and limiting perquisites (each of which is more fully described below). The 2011 fiscal year was challenging for Kellogg and our Shareowners. Kellogg achieved strong internal net sales growth of 4.5% but had a decline in internal operating profit of 2.9% and achieved cash flow of slightly more than $1 billion. That performance is reflected in the fact that our NEOs, before consideration for individual performance, received a below target payout (81% of the target) under the 2011 Annual Incentive Plan.

a.

Market Driven Compensation.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group to ensure that our executives are appropriately compensated, and we are able to recruit and retain the right talent for the organization. Actual compensation ranges above or below the 50th percentile of our compensation peer group based on performance against pre-determined goals designed to drive sustainable results and increase Shareowner value.

b.	Performance-based Compensation. A significant portion of our NEOs’ target compensation is “performance-based” pay tied to both short-term performance (Annual Incentive Plan awards) and long-term performance (Executive Performance Plan awards and stock options). These awards link pay amounts to our level of performance with respect to achieving our strategic and operational goals. As employees assume greater responsibility, a larger portion of their total compensation is performance based. In other words, the more senior the executive, the greater percentage of their pay is performance based. For our CEO, 87% of 2011 target compensation (salary, annual incentives and long-term incentives) was comprised of performance-based incentives.

Performance-Based Compensation

The chart above highlights for each NEO the percentage contribution of each element of the 2011 target compensation. The chart demonstrates how base salary (fixed component) contributes less for the CEO from a percentage standpoint than the other NEOs. One result of this structure is that, generally speaking, the difference between actual total compensation for the CEO as compared to that of the other NEOs will be greater the better Kellogg performs.

c.	Limited Perquisites. To further ensure pay for performance, executives receive limited perquisites, as shown on page 36. To be clear, none of the NEOs are eligible for company cars or club memberships. In addition, to the extent perquisites are provided, Kellogg does not reimburse NEOs for taxes associated with them.

2.	Shareowner Alignment. Aligning the interests of our executives with Shareowners is an important way to drive behaviors that will generate long-term Shareowner value. We align these interests by using equity awards that have a long-term focus and by maintaining robust stock ownership guidelines (each of which is more fully described below). Equity-based incentives are an effective method of facilitating stock ownership and further aligning the interests of executives with those of our Shareowners. Consequently, a significant portion of our NEOs’ total target compensation is comprised of equity-based incentives (69% for CEO).

a.

Longer-Term Focus.    Our Executive Performance Plan is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical operational goals over three-year periods. These goals are tied to key financial measures (such as internal net sales growth and internal operating profit growth), which, if achieved, are drivers of Shareowner value. In addition, stock options granted in 2011 vest in three equal annual installments in 2012, 2013, and 2014, and are exercisable until the 10th anniversary of the grant date.

b.	Stock Ownership Guidelines. Kellogg has established robust share ownership guidelines to strengthen the ongoing and continued link between the interests of NEOs and Shareowners. The CEO is expected to own shares equal to at least six times annual base salary. Each of the other NEOs is expected to own shares equal to at least three times his annual base salary. Each of our NEOs currently exceeds or is on track to meet his ownership guideline.

3.	Values-Based. Kellogg’s compensation program is designed to reward an executive’s performance and contribution to the Company’s objectives. And each NEO is evaluated on their specific contributions, as well as the behaviors they exhibit as they drive results. In other words, our compensation is linked to “what” each NEO contributes as well as “how” an NEO makes those contributions. The shared behaviors (what we call our “K Values”) that Kellogg expects from its NEOs and believes are essential to achieving long-term dependable and sustainable growth and increased value for Shareowners are as follows:

•	Acting with integrity and respect;

•	Being accountable for our actions and results;

•	Being passionate about our business, our brands and our food;

•	Having the humility and hunger to learn;

•	Striving for simplicity; and

•	Loving success.

4.	Mitigating Risk. The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. Kellogg’s compensation program mitigates risk by balancing short-term and rolling multi-year incentives using various financial metrics to ensure the business grows in a balanced manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.

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Clawback Policies.    We maintain clawback provisions relating to our Annual Incentive Plan, Stock Options, and Executive Performance Plan programs. The provisions allow Kellogg to recoup performance-based gains by executive officers (and other program participants) for violations of Kellogg policy or misconduct causing a financial restatement.

III. Compensation Approach.    Our compensation approach is based on (1) independent decision making, (2) utilizing peer group data to appropriately target compensation levels, (3) targeting compensation at the 50th percentile of the peer group, (4) following a consistent, rigorous target setting process, and (5) utilizing verification tools to ensure appropriate decisions are being made. Each is described more fully below.

1.	Independence. Our Compensation Committee is responsible for administering the compensation program for executive officers of Kellogg. The members of the Compensation Committee are fully independent. None of the Compensation Committee members are current or former employees of Kellogg, and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation Committee.” In addition, the Compensation Committee has utilized an independent compensation consultant for many years, and engaged Frederic W. Cook & Co. as its independent compensation consultant for 2011. Frederic W. Cook & Co. works directly for the Compensation Committee, and, pursuant to Company policy, is prohibited from providing any consulting or other services to Kellogg or our executive officers other than the work performed on behalf of the Compensation Committee or the Board.

2.	Peer Group. We benchmark ourselves against comparable companies (our “compensation peer group”) to ensure that our executive officer compensation is competitive in the marketplace. The Compensation Committee uses peer group data to benchmark our compensation with respect to base salary, target annual and long-term incentives and total compensation. For 2011, our compensation peer group was comprised of the following branded consumer products companies:

Campbell Soup Co.	General Mills, Inc.	McDonald’s Corp.
Clorox Co.	The Hershey Co.	NIKE, Inc.
The Coca-Cola Co.	H.J. Heinz Co.	PepsiCo Inc.
Colgate-Palmolive Co.	Hormel Foods Corp.	Sara Lee Corporation
ConAgra Foods, Inc.	Kimberly-Clark Corporation	Whirlpool Corp.
Dr. Pepper Snapple Group Inc.	Kraft Foods Inc.	Yum! Brands, Inc.
Estee Lauder Companies, Inc.	Mattel, Inc.

We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their overall relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the peer group, providing a consistent measure for benchmarking compensation.

The composition of our compensation peer group has changed over time based on market events such as mergers and other business combinations. Consequently, the Compensation Committee periodically reviews the compensation peer group to confirm that it continues to be an appropriate benchmark for our program.

3.

50th Percentile.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. We believe targeting the 50th percentile allows Kellogg to recruit the best talent for the organization, while providing a good balance between paying for performance and controlling our compensation expense. Once we set compensation at the 50th percentile, actual pay will depend largely upon the Company’s performance versus our performance peer group. Again, the design drives pay for performance. Our “performance peer group” consists of food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., H.J. Heinz Co., The Hershey Co., Kraft Foods, Inc., PepsiCo Inc. and Sara Lee Corporation), plus Unilever N.V. and Nestlé S.A. The performance peer companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges.

4.	Process. Each year, the Compensation Committee follows a consistent, rigorous process to determine compensation for the NEOs and other senior executives. The following process occurs during several meetings over several months.

•	The independent compensation consultant presents the Compensation Committee with relevant compensation information such as a market assessment, peer group benchmarking data, information about other relevant market practices, and emerging trends.

•	The independent consultant makes recommendations to the Compensation Committee regarding target levels for total compensation and each pay element for each NEO.

•	The CEO makes recommendations to the Compensation Committee regarding the performance and compensation for each NEO (other than himself).

•	The Compensation Committee reviews the information provided by the independent compensation consultant and the compensation recommendations at regular meeting and in Executive Session.

•	Based on its review of peer group information, individual performance, input from the independent compensation consultant and other factors, the Compensation Committee makes recommendations to the full Board regarding the compensation for the CEO and the other NEOs.

•	The independent members of the Board, meeting in executive session, determine the compensation of the CEO. The full Board determines the compensation of the other NEOs (unless an NEO is also a Director in which case the NEO abstains from the determination of their own compensation).

5.	Verification Tools. The Compensation Committee utilizes several tools to help verify that the design of our program is consistent with our Core Principles and that the amount of compensation is within appropriate competitive parameters. For example, each year, the Compensation Committee reviews “pay tallies”, which includes detailed analysis of each NEO’s target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments. The Compensation Committee also reviews wealth accumulation, which includes the projected value of each NEO’s current and expected equity awards and retirement benefits. This analysis describes the amount of compensation each NEO has accumulated to date. In connection with this review, no unintended consequences of the compensation program design were discovered. In addition, the Compensation Committee concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable.

IV. Compensation Plans and Design.    NEO compensation includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for NEOs is comprised of base salary and the AIP. Long-term incentives consist of stock option grants and three-year EPP.

Total Compensation.    The target for total compensation and each element of total compensation is the 50th percentile of our compensation peer group. In setting the compensation for each NEO, the Compensation Committee considers individual performance, experience in the role and contributions to achieving our business strategy. We apply the same Core Principles and Compensation Approach in determining the compensation for all of our NEOs, including the CEO. The Compensation Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each NEO.

We are unable to compare actual to target compensation on a percentile basis for our NEOs because actual compensation percentiles for the preceding fiscal year are not available. The companies in our compensation peer group do not all report actual compensation on the same twelve month basis. Even if this information were available we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.

Key elements of our 2011 NEO compensation program are as follows.

Element	Purpose	Characteristics

Base Salaries	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually

Annual Incentives (AIP)	Promotes achieving our annual corporate and business unit financial goals, as well as individual goals.	Performance-based cash opportunity; amount varies based on company and business results, and individual performance.

Long-Term Incentives (EPP and Options)	Promotes achieving (a) our long-term corporate financial goals through the Executive Performance Plan and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement Plans	Provides an appropriate level of replacement income upon retirement. Also, provides an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, contributions tied to pay vary based on performance.

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.

Base Salaries.    Base salaries for NEOs are targeted at the 50th percentile of the compensation peer group, and are set based on an NEO’s experience, proficiency, and sustained performance in role. The Compensation Committee judged each NEO’s base salary for 2011 to be appropriately positioned relative to the 50th percentile based on this analysis. Annually, the Compensation Committee evaluates whether to award base salary merit increases, including considering changes in an NEO’s role and/or responsibility. In 2011, the NEOs received base salary merit increases, which fell within Kellogg’s merit budget guidelines for all employees, except for increases due to changes in position or responsibilities.

Mr. Bryant was promoted to his position as CEO at the start of 2011 and received a base salary increase consistent with his new position and responsibilities. To determine the appropriate base salary, the Compensation Committee, together with input from the independent compensation consultant, considered a number of factors including the median base salary level for CEOs within the compensation peer group, Mr. Bryant’s experience, and his then current salary. Salary increases for Messrs. Davidson, Norman, and Pilnick were all within the range of 2% to 3%, which the Committee judged to be appropriate based on their performance and the respective position of their salaries to the 50th percentile. In Mr. Dissinger’s case, the Committee felt that it was appropriate to bring his salary more in line with the 50th percentile consistent with his experience and performance. Consequently, the Compensation Committee increased Mr. Dissinger’s salary by 12%.

Annual Incentives.    Annual incentive awards to the NEOs are paid under the terms of the Kellogg Senior Executive Annual Incentive Plan (“AIP”), which was approved by the Shareowners and is administered by the Compensation Committee. Awards granted to NEOs under the terms of the AIP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Compensation Committee uses a judgment-based methodology in exercising negative discretion to determine the actual payout for each NEO in accordance with Section 162(m). As part of this methodology, at the beginning of fiscal 2011, the Compensation Committee established for each NEO annual incentive opportunities as a percentage of an executive’s base salary (“AIP Target”). The AIP targets for each NEO are based on the 50th percentile of the compensation peer group.

Each year, the Compensation Committee sets performance ranges (which we refer to as “bandwidths”) centered on targets for internal operating profit, internal net sales, and cash flow to help determine what percentage of the AIP Target would be paid out to each NEO. The targets and bandwidths are based on our operating plan for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Targets are then compared with the forecasted performance of the performance peer group to ensure that our operating plan targets are reasonable and sufficiently challenging relative to the forecasted performance for the performance peer group. Operating plan targets generally fall within the median forecasted performance for the performance peer group with the maximum and minimum of the bandwidth falling within the top and bottom quartiles, respectively, of the performance peer group forecast. Consequently, actual performance above the forecasted median of the performance peer group would generally result in annual incentive payments above the target level, with payments at the maximum level being made for performance in the forecasted top quartile of the performance peer group. Conversely, performance below the median would generally result in annual incentive payments below the target level, with no payment being made for performance below a minimum threshold (generally set in the bottom quartile).

The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity, based primarily upon corporate performance against internal net sales, internal operating profit, and cash flow. Operating profit, net sales and cash flow performance are weighted 50%, 30% and 20%, respectively. The Compensation Committee and management believe that by using these metrics Kellogg is encouraging profitable top line growth and cash generation for Shareowners.

Our measure of internal operating profit and internal net sales excludes the impact of changes in foreign currency exchange rates, and, if applicable, acquisitions, dispositions and shipping day differences. For these reasons, internal operating profit and internal net sales are not comparable to the GAAP measures of operating profit and net sales. In addition, the target performance goals for internal operating profit and internal net sales used in the AIP reflect certain budgeted assumptions relating to foreign currency exchange rates, acquisitions, dispositions and shipping day differences in our operating plan to facilitate year-to-year comparisons. Finally, we measure cash flow, another non-GAAP measure, by reducing operating cash flow by an amount equal to Kellogg’s capital expenditures. Consequently, results reported in our financial statements may differ from performance against our AIP goals.

In addition to operating results, each NEO is held accountable for the achieving annual goals set at the start of the fiscal year relating to current organizational capabilities and future organizational requirements. Consistent with our commitment to a balanced approach between individual performance and adherence to our Core Principles, each NEO’s performance is assessed both against his level of individual achievement against these agreed upon goals and the alignment of his behavior in achieving those goals with our core values. We refer to this as balancing the “what” and the “how” of individual performance.

For 2011, the corporate target performance goal for internal net sales growth was 4.3%, internal operating profit growth was 0%, and cash flow was $1.17 billion. It is important to note that the operating profit target was set recognizing that operating profit would be impacted by a variety of factors, including the approximate 5-6 point impact of reinstating incentive compensation costs in 2011. The actual payout factor applied for each metric is calculated based on how 2011 results compared to each target performance goal. For 2011, our corporate performance exceeded the internal net sales growth target by 0.2%. Our performance fell short of the internal operating profit growth target by 2.9% and the cash flow target by approximately $170 million. Based on these results discussed above and exercising its judgment-based methodology, the Compensation Committee determined that 81% of the AIP Target would be paid out to our NEOs for 2011, before taking individual performance into consideration. Based on Mr. Norman’s individual performance in 2011, the Compensation Committee awarded him an AIP amount equal to 101% of his AIP Target. The Compensation Committee considered a number of factors in assessing his individual performance including his leadership on delivering strong financial results and improving Kellogg’s foundation in various markets, and the increased management role he played as he was transitioning key leadership positions. The Compensation Committee also noted Mr. Norman’s efforts in strengthening the organization by enhancing leadership talent in Latin America, Europe and Asia Pacific. The Compensation Committee also considered Mr. Pilnick’s individual performance in 2011 and awarded him an AIP amount equal to 116% of his AIP Target. The Compensation Committee considered a number of factors in assessing his individual performance including his work to enhance the organization by driving corporate development initiatives, the leadership he provided with respect to legal and compliance matters, and his role relating to the Company’s regulatory activities.

The chart below includes information about the 2011 AIP for each NEO.

	AIP Target		AIP Maximum	2011 AIP Payout (Paid in March 2012)
	% of Base Salary(1)	Amount($)	Amount($)	% of AIP Target	Amount of AIP Payout ($)(2)
John Bryant	135%	1,350,000	2,700,000	81%	1,093,500
Ron Dissinger	90%	500,850	1,001,700	81%	405,700
Brad Davidson	100%	691,000	1,382,000	81%	559,800
Paul Norman	100%	654,400	1,308,800	101%	661,000
Gary Pilnick	80%	456,160	912,320	116%	529,200

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the fiscal year (December 31, 2011 for the 2011 AIP). Annual salary increases typically become effective in April of each year.

(2)	Based on Kellogg’s performance and each NEO’s individual performance, as described above.

Long-Term Incentives.    Long-term incentives are provided to our executives under the 2009 Long-Term Incentive Plan (or LTIP), which was approved by Shareowners. These incentives are intended to promote achieving our long-term corporate financial goals and earnings growth. The LTIP allows for grants of stock options, stock appreciation rights, restricted shares and performance shares and units (such as Executive Performance Plan awards), and is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay (resulting in paid awards being tax deductible to Kellogg). The total amount of long-term incentives for the NEOs (based on the grant date expected value) is targeted at the 50th percentile of the compensation peer group.

All of the 2011 long-term incentive opportunity for the NEOs was provided through equity-based awards, which the Compensation Committee believes best achieves several of the Core Principles, including Pay for Performance and Shareowner Alignment. For 2011, the Compensation Committee determined that the NEOs would receive 70% of their total long-term incentive opportunity in stock options and the remaining 30% in performance shares (granted under the Executive Performance Plan, as discussed below). The Compensation Committee established this mix of awards after considering our Core Principles, compensation peer group practices and cost implications.

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Stock Options.    The Compensation Committee believes stock options align NEOs with Shareowners because the options provide value to the NEO only if our stock price increases after the grants are made. Stock option awards for our NEOs are determined on a position-by-position basis using survey data for corresponding positions in our compensation peer group. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for the options is set at the closing trading price on the date of grant, options vest over 3 years, and are exercisable for ten years after grant, which further drives shareowner alignment by encouraging a focus on long-term growth and stock performance.

The options granted in 2011 vest and become exercisable in three equal annual installments with one-third vesting on February 18, 2012 (the first anniversary of the grant date), one-third vesting on February 18, 2013 (the second anniversary of the grant date) and the final third vesting on February 18, 2014 (the third anniversary of the grant date). The per-share exercise price for the stock options is $53.01, the closing trading price of Kellogg common stock on the date of the grant. Approximately 88% of the stock options covered by the 2011 grant were made to employees other than the NEOs. The number of stock options granted in 2011 is targeted at the 50th percentile of the compensation peer group.

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Executive Performance Plan.    The Executive Performance Plan (“EPP”) is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical multi-year operational goals. These goals, such as internal net sales growth and operating profit growth, are designed to increase Shareowner value. Approximately 150 of our most senior employees participate in the EPP, including the NEOs. Performance under EPP is measured over the three-year performance period based on performance levels set at the start of the period. Vested EPP awards are paid in Kellogg common stock.

2011-2013 EPP.    Similar to the AIP, awards granted to NEOs under the terms of the EPP are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Compensation Committee approves the targets and bandwidths for the 2011-2013 EPP in the same manner as the targets and bandwidths for the AIP. The bandwidths are based on our long-range operating plan, and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth.

The Compensation Committee and management believe that the metrics for the 2011-2013 EPP — internal net sales growth and internal operating profit growth — emphasize the importance of revenue and profit and are strongly linked to performance of Kellogg and Shareowner value. Similar to the AIP, once the Compensation Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Compensation Committee uses a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO. However, unlike the AIP, the Compensation Committee does not consider individual performance in determining payouts. The Compensation Committee weighs only company performance when determining actual payouts under the EPP.

The Compensation Committee sets each individual’s target at 30% of his or her total long-term incentive opportunity. Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target, however, dividends are not paid on unvested EPP awards. For the 2011-2013 EPP, the corporate target performance goal for compound annual internal net sales growth is 3% and for compound annual internal operating profit growth is 5%. The 2011-2013 EPP cycle began on January 2, 2011 (first day of fiscal 2011) and concludes on December 27, 2013 (last day of fiscal 2013). The 2011-2013 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 44 of this proxy statement.

2009-2011 EPP.    The 2009-2011 EPP was focused on delivering cost savings. The 2009-2011 EPP was designed to improve Kellogg’s overall cost structure by generating sustainable cost savings that would continue to impact Kellogg’s cost structure going forward. Targets and bandwidths were established by the Compensation Committee in a similar manner used for the AIP program at the beginning of fiscal 2009.

The performance period ended on December 31, 2011 (the last day of fiscal 2011). In February 2012, after Kellogg’s 2011 annual audited financial statements were completed, the Compensation Committee reviewed our performance versus the cost savings target established in 2009 for purposes of Section 162(m). The Compensation Committee determined that the target set for purposes of Section 162(m) had been reached. The Compensation Committee then used a judgment-based methodology in exercising downward, negative discretion to determine the actual payout for each NEO.

While the overall savings during this period exceeded the $1 billion target, some of the savings generated were not sustainable, and a portion of the savings was reinvested back into the business to strengthen our supply chain. Based on their review, as well as input from the Compensation Committee’s independent consultant, Kellogg achieved “sustainable” cost savings of $926 million from plant initiatives, procurement, logistics, productivity from capital investments, and overhead. In addition, our independent accountants performed procedures to assist the Committee in evaluating the cost savings projects used to determine awards under the Plan. As discussed above, those savings that were not deemed sustainable were not included in the calculations to determine the awards for the NEOs because they did not qualify under the 2009-2011 EPP. Based on this information and in exercising its judgment-based methodology, the Compensation Committee determined the actual payout would be 82% of the 2009-2011 EPP target share amount. The 2009-2011 EPP awards vested in February 2012.

The chart below includes information about 2009-2011 EPP opportunities and actual payouts:

	EPP Target Amount(#)	EPP Maximum Amount(#)	2009-2011 EPP Payout (paid in February 2012)
			% of EPP Target	Amount(#)	Amount($)(1)
John Bryant	16,100	32,200	82%	13,202	693,501
Ron Dissinger	2,200	4,400	82%	1,804	94,764
Brad Davidson	8,300	16,600	82%	6,806	357,519
Paul Norman	6,200	12,400	82%	5,084	267,063
Gary Pilnick	5,000	10,000	82%	4,100	215,373

(1)	The payout amount is calculated by multiplying the earned shares by the closing price of our common stock on February 17, 2012, which was $52.53.

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Restricted Stock.    We award restricted shares from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. On February 23, 2010, in order to enhance the retention and continuity of our senior operating team, Mr. Pilnick received a restricted stock award. For NEOs and other senior executives, these restricted stock awards vest and become unrestricted after a three year post-grant holding period and contain non-compete, non-solicit, release of claims and other restrictive covenants. We made no restricted stock awards to our NEOs in 2011.

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Post-Termination Compensation.    The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated without cause. The Kellogg Severance Benefit Plan Policy and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners. Kellogg’s severance program is consistent with market practices, and cash severance for our current NEOs is payable in the amount of two times the current annual salary plus two times target annual incentive awards prior to separation. In addition, in 2011, the Compensation Committee reduced severance benefits for newly-named senior executives to more closely align with the 50th percentile of our compensation peer group. Cash severance for new CEO direct reports is now payable in the amount of two times the current annual salary. The potential severance amount no longer includes annual incentive awards for newly-named senior executives. Cash compensation following a change in control for our NEOs is payable in the amount of two times the current annual salary plus two times the highest annual incentive award during the three years before the change in control. For more information, please refer to “Potential Post-Employment Payments,” which begins on page 54 of this proxy statement.

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Retirement Plans.    Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive only) to a broad base of employees. The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus, an individual’s performance over time will influence the level of his or her retirement benefits. Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). In addition, we do not pay above-market interest rates on amounts deferred under our savings and investment plans. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 49 of this proxy statement.

•	Perquisites. The Compensation Committee believes that it has taken a conservative approach to perquisites. For example, Kellogg does not provide company cars or club memberships to its NEOs.

Pursuant to a policy adopted by the Board, our CEO is generally required, when practical, to use company aircraft for personal travel for security reasons. The only perquisite exclusive to CEO direct reports is an annual physical health exam. The Summary Compensation Table beginning on page 42 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

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Employee Stock Purchase Plan.    We have a tax-qualified employee stock purchase plan that is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discount price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allows participants to buy Kellogg stock at a 5% discount to the market price. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of Kellogg stock on the last trading day prior to the beginning of the enrollment period for each subscription period) of Kellogg stock in any calendar year.

V. Executive Compensation Policies.

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Executive Stock Ownership Guidelines.    In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The stock ownership requirement for our CEO and Executive Chairman is six times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer and Executive Chairman	6x annual base salary
Executive Leadership Team members (other than the CEO)	3x annual base salary
Other senior executives	2x annual base salary

These executives have five years from the date they first become subject to a particular level of the guidelines or from the date of a material increase in their base salary to meet them. All of our NEOs and other senior executives currently meet or are on track to meet their ownership guideline. The Compensation Committee reviews compliance with the guidelines on an annual basis. Executives who are not in compliance with the guidelines may not sell stock without prior approval from our Chief Executive Officer, except for stock sales used to fund the payment of taxes and transaction costs incurred in connection with the exercise of options and the vesting of stock awards.

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Practices Regarding the Grant of Equity Awards.    The Compensation Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Compensation Committee meeting, the Compensation Committee reviews an overall stock option pool for all participating employees (approximately 3,200 in 2011) and recommendations for individual option grants to executives. Based on this review, the Compensation Committee approves the overall pool and the individual option grants to executives.

The Board grants these annual awards at its regularly-scheduled meeting in mid-February. The February meeting usually occurs within 2 or 3 weeks following our final earnings release for the previous fiscal year. We believe that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP Awards are granted at the same time as options.

While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.

All option awards made to our NEOs, or any of our other employees, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Compensation Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or his delegates.

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Securities Trading Policy.    Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

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Clawback Policies.    We maintain clawback provisions relating to stock option exercises. Under these clawback provisions, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of certain violations of Kellogg policy and, in the case of executive officers, misconduct causing a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event. Furthermore, the Compensation Committee approved in February 2010 similar clawback provisions in Kellogg’s AIP and EPP programs.

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Deductibility of Compensation and Other Related Issues.    Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we believe we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our shareowners. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Kellogg and of our executive compensation program.

We require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in cash upon the executive’s termination from employment. No compensation was deferred under the policy in 2011, including for Mr. Bryant, whose base salary fell below $950,000 due to pre-tax deductions.

The Compensation Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the payment to/realization by the executive.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our proxy statement to be filed in connection with our 2012 Annual Meeting of Shareowners, each of which will be filed with the SEC.

COMPENSATION COMMITTEE

John Dillon, Chair

Gordon Gund

Ann McLaughlin Korologos

John Zabriskie

EXECUTIVE COMPENSATION

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2009, 2010 and 2011 by our NEOs. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2009, 2010 and 2011. The actual value realized by our NEOs in 2011 from long-term incentives (options and 2008-2010 EPP) is presented in the Option Exercises and Stock Vested Table on page 47 of this proxy statement. Target annual and long-term incentive awards for 2011 are presented in the Grants of Plan-Based Awards Table on page 44 of this proxy statement.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.    Base salary earned during 2011. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Base Salaries.”

Bonus.    We did not pay any discretionary bonuses to our NEOs in 2011. Each NEO earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”

Stock Awards.    The awards disclosed under the heading “Stock Awards” consist of EPP awards and restricted stock awards. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our annual Report on Form 10-K for the year ended December 31, 2011. Details about the EPP awards granted in 2011 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Option Awards.    The awards disclosed under the heading “Option Awards” consist of annual option grants (each an “option”). The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Details about the option awards made during 2011 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives — Stock Options” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

Non-Equity Incentive Plan Compensation.    The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive Annual Incentive Plan (“AIP”) awards granted and earned (if any) in 2011, 2010 and in 2009. At the outset of each year, the Compensation Committee grants AIP awards to the CEO, CFO and the other NEOs. Such awards are based on our performance each year and are paid in March following the completed year. For information on these awards refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Annual Incentives.”

Change in Pension Value.    The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2011, 2010 and 2009 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2011 were primarily comprised of retirement benefit contributions and the cost of death benefits.

SUMMARY COMPENSATION TABLE

It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John Bryant	2011	1,000,012	0	1,482,848	2,316,594	1,093,500	635,000	67,159	6,595,113
President and Chief Executive	2010	824,914	0	776,825	1,345,569	0	413,000	116,780	3,477,088
Officer (as of 1/2/2011)	2009	830,763	0	573,482	1,057,808	1,508,800	665,000	90,409	4,726,262

Ron Dissinger	2011	542,632	0	362,368	566,580	405,700	709,000	110,668	2,696,948
Senior Vice President and Chief Financial Officer	2010	492,612	0	289,500	501,904	0	345,000	72,076	1,701,092

Brad Davidson	2011	686,640	0	519,712	809,970	559,800	1,299,000	161,838	4,036,960
Senior Vice President Kellogg Company, President, Kellogg North America	2010 2009	667,000 675,000	0 0	400,475 295,646	691,572 543,674	0 959,400	941,000 1,663,000	120,398 138,454	2,820,445 4,275,174

Paul Norman	2011	669,138	0	410,048	639,996	661,000	971,000	53,889	3,405,071
Senior Vice President Kellogg Company, President, Kellogg International	2010 2009	630,770 623,079	0 0	381,175 220,844	656,680 405,821	0 885,600	669,000 1,189,000	80,999 66,245	2,418,624 3,390,589

Gary Pilnick	2011	567,320	0	300,384	470,820	529,200	313,000	36,955	2,217,679
Senior Vice President, General Counsel, Corporate Development & Secretary	2010	554,310	0	821,280	419,596	0	209,000	64,390	2,068,576

(1)	Reflects the grant-date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our outstanding EPP awards and restricted stock awards:

		EPP ($)	Restricted Stock ($)	Total ($)
John Bryant	2011	1,482,848	0	1,482,848
	2010	776,825	0	776,825
	2009	573,482	0	573,482
Ron Dissinger	2011	362,368	0	362,368
	2010	289,500	0	289,500
Brad Davidson	2011	519,712	0	519,712
	2010	400,475	0	400,475
	2009	295,646	0	295,646
Paul Norman	2011	410,048	0	410,048
	2010	381,175	0	381,175
	2009	220,844	0	220,844
Gary Pilnick	2011	300,384	0	300,384
	2010	241,250	580,030	821,280

(2)	If the highest level of performance conditions are achieved, then the grant-date fair value of the stock awards for each NEO is as follows, Mr. Bryant: $2,965,696, $1,553,650 and $1,146,964 for 2011, 2010, and 2009, respectively; Mr. Dissinger, $724,736 and $579,000 for 2011 and 2010, respectively; Mr. Davidson: $1,039,424, $800,950 and $591,292 for 2011, 2010, and 2009, respectively; Mr. Norman: $820,096, $762,350 and $441,688 for 2011, 2010, and 2009, respectively; and Mr. Pilnick: $600,768 and $482,500 for 2011 and 2010, respectively.

(3)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO for stock option grants. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating the grant-date fair value.

(4)	Solely represents the actuarial increase during 2011 (for 2011 compensation), 2010 (for 2010 compensation) and during 2009 (for 2009 compensation) in the pension value provided under the U.S. Pension Plans for each NEO as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). Factors typically impacting the pension value include service accruals during the year, increases in pay, changes in the discount rate and employment agreements.

(5)	The table below presents an itemized account of “All Other Compensation” provided in 2011 to the NEOs, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope.

	Kellogg Contributions to S&I and Restoration Plans(a) ($)	Company Paid Death Benefit(b) ($)	Financial Planning Assistance(c) ($)	Non-Business Aircraft Usage(d) ($)	Physical Exams(e) ($)	Total ($)
John Bryant	40,000	12,952	5,000	6,707	2,500	67,159
Ron Dissinger	21,705	79,338	6,000	0	3,625	110,668
Brad Davidson	26,366	98,187	5,308	25,431	6,546	161,838
Paul Norman	26,766	8,218	6,000	4,238	8,667	53,889
Gary Pilnick	22,693	6,939	0	0	7,323	36,955

(a)	For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Non-Qualified Deferred Compensation” beginning on page 51.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees).

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)

The 2011 amounts for Mr. Bryant, Mr. Davidson, and Mr. Norman are the incremental cost of flights to and from personal events. The incremental cost of Kellogg aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO or an NEO’s spouse or other family member may fly on the corporate aircraft as additional passengers. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Kellogg does not pay its NEOs any amounts in respect of taxes (so called gross up payments) on income imputed to them for non-business aircraft usage.

(e)	Actual cost of a physical health exam.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all U.S. salaried employees.

Grant of Plan-Based Awards Table

During 2011, we granted the following plan-based awards to our NEOs:

1.	Stock Options;

2.	2011 AIP grants (annual cash performance-based awards); and

3.	2011-2013 EPP grants (multi-year stock performance-based awards).

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation —Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design” above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Estimated or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)
		Thresh- old ($)	Target ($)	Max- imum ($)	Thresh- old (#)	Target (#)	Max- imum (#)
John Bryant
Stock options	2/18/2011								290,300	53.01	2,316,594	(1)
2011 AIP(2)		0	1,350,000	2,700,000
2011-13 EPP	2/18/2011				0	31,100	62,200				1,482,848	(3)

Ron Dissinger
Stock options	2/18/2011								71,000	53.01	566,580	(1)
2011 AIP(2)		0	500,850	1,001,700
2011-13 EPP	2/18/2011				0	7,600	15,200				362,368	(3)

Brad Davidson
Stock options	2/18/2011								101,500	53.01	809,970	(1)
2011 AIP(2)		0	691,000	1,382,000
2011-13 EPP	2/18/2011				0	10,900	21,800				519,712	(3)

Paul Norman
Stock options	2/18/2011								80,200	53.01	639,996	(1)
2011 AIP(2)		0	654,400	1,308,800
2011-13 EPP	2/18/2011				0	8,600	17,200				410,048	(3)

Gary Pilnick
Stock options	2/18/2011								59,000	53.01	470,820	(1)
2011 AIP(2)		0	456,160	912,320
2011-13 EPP	2/18/2011				0	6,300	12,600				300,384	(3)

(1)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(2)	Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2011 under the 2011 AIP for each of our NEOs. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2011 AIP. See also “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives” for additional information about the 2011 AIP.

(3)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Outstanding Equity Awards at Fiscal Year-End Table

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2011:

Stock Options (disclosed under the “Option Awards” columns). Represents annual option grants made in February of each year to our NEOs.

Restricted Stock Awards (disclosed under the “Stock Awards” columns). In 2010, as part of an ongoing effort to enhance the retention and continuity of our senior operating team, Mr. Pilnick received a restricted stock award.

2009-2011 EPP Grants (disclosed under the “Stock Awards” columns). The 2009-2011 EPP cycle began on January 4, 2009 (first day of fiscal 2009) and concluded on December 31, 2011 (last day of fiscal 2011). Dividends are not paid on unvested EPP awards. The 2009-2011 awards are based on annual cost savings. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2009-2011 EPP” for additional information, including the actual amount of the awards that vested February 17, 2012.

2010-2012 EPP Grants (disclosed under the “Stock Awards” columns). The 2010-2012 EPP cycle began on January 3, 2010 (first day of fiscal 2010) and concludes on December 29, 2012 (last day of fiscal 2012). Dividends are not paid on unvested EPP awards. The 2010-2012 awards are based on internal net sales growth and internal operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

2011-2013 EPP Grants (disclosed under the “Stock Awards” columns). The 2011-2013 EPP cycle began on January 2, 2011 (first day of fiscal 2011) and concludes on December 28, 2013 (last day of fiscal 2013). Dividends are not paid on unvested EPP awards. The 2011-2013 awards are based on internal net sales growth and internal operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
John Bryant
Regular Options	39,528	0			49.92	2/21/2013
	45,540	0			53.58	2/21/2013
	125,500	0			38.93	2/20/2014
	95,000	0			44.04	2/18/2015
	105,000	0			44.46	2/17/2016
	82,700	0			49.78	2/16/2017
	83,000	0			51.04	2/22/2018
	100,266	50,134	(10)		40.17	2/20/2019
	50,133	100,267	(11)		53.20	2/19/2020
	0	290,300	(12)		53.01	2/18/2021
2009-11 EPP(13)										32,200	1,628,354
2010-12 EPP										32,200	1,628,354
2011-13 EPP										62,200	3,145,454
Ron Dissinger
Regular Options	6,421	0			53.34	2/21/2013
	7,500	0			38.93	2/20/2014
	12,000	0			44.04	2/18/2015
	11,300	0			44.46	2/17/2016
	16,700	0			49.78	2/16/2017
	18,100	0			51.04	2/22/2018
	13,332	6,668	(10)		40.17	2/20/2019
	18,700	37,400	(11)		53.20	2/19/2020
	0	71,000	(12)		53.01	2/18/2021
2009-11 EPP(13)										4,400	222,508
2010-12 EPP										12,000	606,840
2011-13 EPP										15,200	768,664
Brad Davidson
Regular Options	10,462	0			49.63	2/21/2013
	8,310	0			51.14	2/21/2013
	45,000	0			49.78	2/16/2017
	41,500	0			51.04	2/22/2018
	51,532	25,768	(10)		40.17	2/20/2019
	25,766	51,534	(11)		53.20	2/19/2020
	0	101,500	(12)		53.01	2/18/2021
2009-11 EPP(13)										16,600	839,462
2010-12 EPP										16,600	839,462
2011-13 EPP										21,800	1,102,426
Paul Norman
Regular Options	48,000	0			49.78	2/16/2017
	44,700	0			51.04	2/22/2018
	38,466	19,234	(10)		40.17	2/20/2019
	24,466	48,934	(11)		53.20	2/19/2020
	0	80,200	(12)		53.01	2/18/2021
2009-11 EPP(13)										12,400	627,068
2010-12 EPP										15,800	799,006
2011-13 EPP										17,200	869,804
Gary Pilnick
Regular Options	82,100	0			38.93	2/20/2014
	48,200	0			44.04	2/18/2015
	48,200	0			44.46	2/17/2016
	46,700	0			49.78	2/16/2017
	46,900	0			51.04	2/22/2018
	31,266	15,634	(10)		40.17	2/20/2019
	15,633	31,267	(11)		53.20	2/19/2020
	0	59,000	(12)		53.01	2/18/2021
Restricted Stock							11,000	(14)	556,270
2009-11 EPP(13)										10,000	505,700
2010-12 EPP										10,000	505,700
2011-13 EPP										12,600	637,182

(1)	On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)	On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)	Represents the number of shares of stock that have not vested and that are not reported in Column 9 — “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on December 30, 2011 (the last trading day of fiscal 2011).

(8)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2009-2011 EPP grants concluded on December 31, 2011, the cycle for the 2010-2012 EPP grants concludes on December 29, 2012 and the cycle for the 2011-2013 EPP grants concludes on December 28, 2013. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design.”

(9)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on December 30, 2011 (the last trading day of fiscal 2011). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	One-third of these options vested on February 20, 2010; one-third vested on February 20, 2011; and one-third vested on February 20, 2012.

(11)	One-third of these options vested on February 19, 2011; one-third vested on February 19, 2012; and one-third will vest on February 19, 2013.

(12)	One-third of these options vested on February 18, 2012; one-third will vest on February 18, 2013; and one-third will vest on February 18, 2014.

(13)	Vested and paid out on or about February 17, 2012. For actual payout amounts, see the 2009-2011 EPP table on page 36.

(14)	Vests on February 23, 2013.

Option Exercises and Stock Vested Table

With respect to our NEOs, this table shows the stock options exercised by such officers during 2011 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value or recognized compensation expense disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 2001. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years. This table also shows the stock awards paid out under the 2008-2010 EPP. The 2008-2010 EPP cycle began on December 30, 2007 (first day of fiscal 2008) and concluded on January 1, 2011 (last day of fiscal 2010). Although the performance period ended on January 1, 2011, each NEO had to be actively employed by Kellogg on the date the awards vested (February 22, 2011) in order to receive the payout.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Bryant	118,356	741,419	41,831	2,068,891
Ron Dissinger	28,937	286,456	1,518	80,742
Brad Davidson	13,557	49,827	28,381	1,398,085
Paul Norman	60,394	349,902	18,657	925,466
Gary Pilnick	58,441	269,913	3,864	205,526

(1)	Includes the payout of the 2008-2010 EPP awards in February 2011. Does not reflect the payout of 2009-2011 EPP awards. The 2009-2011 EPP cycle began on January 4, 2009 (first day of fiscal 2009) and concluded on December 31, 2011 (last day of fiscal 2011). Although the performance period ended on December 31, 2011, each NEO had to be actively employed by Kellogg on the date the awards vested (February 17, 2012) in order to receive the payout. See “Compensation Discussion and Analysis —Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2009-2011 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION AND DEFERRED COMPENSATION PLANS

Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees. These NEOs are eligible to receive market-based benefits when they retire from Kellogg. The Compensation Committee utilizes an industry survey prepared by Aon Hewitt to help determine the appropriate level of benefits. The Aon Hewitt survey contains detailed retirement income benefit practices for a broad-based group of consumer products companies, which includes Kellogg, the companies in our compensation peer group (other than The Coca-Cola Co., who didn’t participate in the survey) and the following additional consumer products companies: Armstrong World Industries, Inc., Johnson & Johnson, S.C. Johnson Consumer Products, L’Oreal USA, Inc., McCormick & Company, Inc., The Procter & Gamble Co., Nestle USA, Inc., Reynolds American, Inc. and Unilever United States, Inc. Rather than commissioning a customized survey, the Compensation Committee uses the same survey used by Kellogg to set these benefits for all U.S. salaried employees. Since our NEOs participate in the same plans (with exceptions noted) as all of our U.S. salaried employees, the industry survey is a cost-effective way to set these benefits. Based on the industry survey, the Compensation Committee targets the median retirement income replacement among similarly situated executives. The targeted amount of the total retirement benefits is provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. The plans are designed to provide an appropriate level of replacement income upon retirement. These benefits consist of:

•	annual accruals under our pension plans; and

•	deferrals by the executive of salary and annual incentives, and matching contributions by us, under our savings and investment plans.

Both our U.S. pension program and our U.S. savings and investment program include restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans in which substantially all of our U.S. salaried employees are eligible to participate. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts.

Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.

The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus an individual’s performance over time will influence the level of his or her retirement benefits.

Pension Plans. Our U.S. pension plans are comprised of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”).

Below is an overview of our U.S. Pension Plans in which each NEO participates. Since 2008, Mr. Bryant and Mr. Pilnick have been treated as grandfathered participants under these plans.

	Qualified Pension Plan	Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service.	Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the Pension Plan.
Eligibility	Salaried employees, including the CEO, CFO and other NEOs, and certain hourly and union employees.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who are 40 years of age or older or have 10 or more years of service.
Retirement Eligibility

Full Unreduced Benefit:

•  Normal retirement age 65

•  Age 55 with 30 or more years of service

•  Age 62 with 5 years of service

    Reduced Benefit:

•  Age 55 with 20 years of service

•  Any age with 30 years of service

Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) — (Social Security offset)
Pensionable Earnings	Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

The estimated actuarial present value of the retirement benefit accrued through December 31, 2011 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 4.8% for the Qualified Pension Plan and 4.47% for the Non-Qualified Pension Plan. Benefits subject to lump-sum distributions were determined using an interest rate of 4.47% and current statutory mortality under the Pension Protection Act for each NEO. For further information on our accounting for pension plans, refer to Note 8 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The actuarial increase in 2011 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in the Pension Plans). No payments were made to our NEOs under the Pension Plans during 2011. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John Bryant	U.S Qualified Pension Plan	14	225,000
	Non-Qualified Plan (2004 and before)	7	266,000
	Non-Qualified Plan (2005 and after)	7	2,093,000
	TOTAL		2,584,000	0
Ron Dissinger	U.S Qualified Pension Plan	24	712,000
	Non-Qualified Plan (2004 and before)	17	202,000
	Non-Qualified Plan (2005 and after)	7	2,009,000
	TOTAL		2,923,000	0
Brad Davidson	U.S Qualified Pension Plan	28	908,000
	Non-Qualified Plan (2004 and before)	21	816,000
	Non-Qualified Plan (2005 and after)	7	6,073,000
	TOTAL		7,797,000	0
Paul Norman	U.S Qualified Pension Plan	25	665,000
	Non-Qualified Plan (2004 and before)	18	469,000
	Non-Qualified Plan (2005 and after)	7	3,980,000
	TOTAL		5,114,000	0
Gary Pilnick	U.S Qualified Pension Plan	11	190,000
	Non-Qualified Plan (2004 and before)	0	0
	Non-Qualified Plan (2005 and after)	11	1,046,000
	TOTAL		1,236,000	0

Non-Qualified Deferred Compensation.

We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our defined contribution plans are comprised of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allowed under IRS regulations on deferrals after January 1, 2005. Deferrals after January 1, 2005 are contributed to a new Restoration Plan, which complies with the new IRS regulations on distributions. Under these plans, employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg either as annual installments or as a lump sum, based on the distribution payment alternative elected under each plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.

In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under this program, we match dollar for dollar up to 3% of eligible compensation (i.e., base salary plus annual incentive) which is deferred by employees, and 50% of the deferred compensation between 3% and 5% of eligible compensation deferred by employees. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg contributions are provided above 5% of eligible compensation deferred by employees. Kellogg contributions are immediately vested.

Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plan. The Restoration Plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as other employees. All contributions to the Restoration Plan are treated as if they are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan). The average annual rate of return for the Stable Income Fund has been about 3.98% over the last 10 years. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

The following table provides information with respect to our Restoration Plan for each NEO. This table excludes information with respect to our Savings & Investment Plan, which is a qualified plan available to all salaried Kellogg employees as described above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
John Bryant	53,501	30,572	24,244	0	1,275,181
Ron Dissinger	48,395	12,905	11,320	0	614,768
Brad Davidson	22,082	17,666	21,556	0	1,113,560
Paul Norman	27,957	22,366	19,652	0	1,020,095
Gary Pilnick	22,020	17,616	23,848	0	1,226,511

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg matching contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2011.

(4)	Aggregate balance as of December 31, 2011 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	A portion of the amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated. The portion is the amount attributable to the NEO contribution to the Plan.

	Fiscal Year	Reported Amounts ($)
John Bryant	2011	84,073
	2010	230,780
	2009	174,487
Ron Dissinger	2011	61,300
	2010	108,449
Brad Davidson	2011	39,748
	2010	127,814
	2009	117,970
Paul Norman	2011	50,323
	2010	124,947
	2009	106,658
Gary Pilnick	2011	39,636
	2010	162,205

EMPLOYMENT AGREEMENTS

Mr. Jenness.    While serving as Chairman, Mr. Jenness remains eligible to participate in our life insurance, medical insurance, dental plan and savings and investment plan. He also remains entitled to receive the retiree medical insurance described in the letter agreement between him and Kellogg, dated December 20, 2004. Mr. Jenness is entitled to a lump sum pension benefit from Kellogg calculated as of January 1, 2008, which we refer to as the election date. The benefit is payable after the termination of his employment from Kellogg as a result of Section 409A of the Internal Revenue Code. In accordance with our Pension Plans, the pension benefit (stated as a single life annuity of $155,167) was converted to a lump sum amount using the PBGC interest rate in effect in October 2007. The lump sum accrues interest at the 30-year treasury rate from the election date. If Mr. Jenness’ employment is terminated by us for cause (as defined in the agreement), he will not be entitled to a pension payment.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2011 of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options and other vested equity awards. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Severance Benefits

The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits are competitive with the compensation peer group and general industry practices. In the event of a termination following a change in control, cash severance is payable in the amount of two times the current annual salary plus two times the highest annual incentive award earned or received during the three years before the change in control.

The Kellogg Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.

The Kellogg Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including the fact that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement provisions from separated employees.

The Change in Control Policy provides market-based benefits to executives in the event an executive is terminated without cause or the executive terminates employment for “good reason” in connection with a change in control. The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.

If the employment of an executive (including the NEOs) is terminated without cause, then he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under this plan are not available if an executive is terminated for cause.

In the event we terminate the “at-will” employment of an NEO for reasons other than cause, he would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and company corporate performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary and two times target annual incentive award, paid in installments over a two-year severance period.

•	Kellogg has the discretion to pay the executive an annual incentive award for the current year at the target level, prorated as of the date of termination.

•

Previously-granted stock option and restricted stock awards continue to vest during the two-year severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•

The executive is entitled to continue to participate in health, welfare and insurance benefits during the two-year severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.

Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which may include non-compete, non-solicitation, non-disparagement and confidentiality provisions.

The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of December 31, 2011.

	Severance Pay
	Cash Compensation			Vesting of Unvested			Benefits		Other	Total
	Two Times Base Salary ($)	Two Times Target Annual Incentives	2011 Annual Incentive ($)	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock ($)(1)	Health and Welfare Benefits ($)(3)	Change to Retirement Benefits ($)(4)	Outplace- ment ($)	($)
John Bryant	2,000,000	2,700,000	1,350,000	521,394	667,625	0	70,000	(636,000)	14,000	6,687,019

Ron Dissinger	1,113,000	1,001,700	500,850	69,347	91,228	0	70,000	(1,120,000)	14,000	1,740,125

Brad Davidson	1,382,000	1,382,000	691,000	267,987	344,179	0	70,000	(4,048,000)	14,000	103,166

Paul Norman	1,308,800	1,308,800	654,400	200,034	257,098	0	70,000	(2,674,000)	14,000	1,139,132

Gary Pilnick	1,140,400	912,320	456,160	162,594	207,337	556,270	70,000	(304,000)	14,000	3,215,081

(1)	Represents the intrinsic value of unvested stock options and restricted stock as of December 31, 2011, based on a stock price of $50.57.

(2)	Represents the value based on the actual number of shares paid out under the 2009-2011 EPP, which would be payable at our discretion, and a stock price of $50.57. Since none of our NEOs are retirement-eligible as of December 31, 2011, the 2010-2012 EPP and 2011-2013 EPP awards would be forfeited.

(3)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period.

(4)	Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 31, 2011 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through December 31, 2011 appears in the Pension Benefits Table on page 51 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For each NEO, the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

Retirement, Disability and Death

Retirement.    In the event of retirement, an executive is entitled to receive (1) the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options, continued vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock. We have the discretion to pay an executive an annual incentive award for the current year at the target level, prorated as of the date of retirement. None of our NEOs was retirement eligible as of December 31, 2011.

Death or Disability.    In the event of an NEO’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan. However, the deceased NEO’s retirement benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an NEO’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of December 31, 2011.

	Additional Benefits Upon Death or Disability
	Annual Incentive and Accelerated Vesting(1)	Adjustments Due to Death			Adjustments Due to Disability
	Total ($)	Life Insurance and Executive Survivor Income Plan Benefits ($)(2)	Change to Retirement Benefits ($)(3)	Total for Death ($)	Change to Retirement Benefits ($)(4)	Total for Disability ($)
John Bryant	3,575,923	7,781,000	(1,165,000)	10,191,923	(636,000)	2,939,923
Ron Dissinger	848,327	3,722,000	(1,511,000)	3,059,327	(1,120,000)	(271,673)
Brad Davidson	1,583,110	5,514,000	(5,113,000)	1,984,110	(4,048,000)	(2,464,890)
Paul Norman	1,291,537	4,928,000	(3,347,000)	2,872,537	(2,674,000)	(1,382,463)
Gary Pilnick	1,497,642	4,153,000	(537,000)	5,113,642	(304,000)	1,193,642

(1)	Represents the aggregate value of the 2011 Annual Incentive, the intrinsic value of unvested stock options (which would vest upon death or disability), the value of outstanding EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods) and the intrinsic value of restricted stock (which would continue to vest following death or disability), in each case, based on a stock price of $50.57.

(2)	Payment of death benefits for company-paid life insurance and Executive Survivor Income Plan.

(3)	Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 31, 2011 for each NEO associated with an NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefit accrued through December 31, 2011 appears in the Pension Benefits Table on page 51 of this proxy statement. The Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)	For each NEO the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefit accrued through December 31, 2011 appears in the Pension Benefits Table on page 51 of this proxy statement.

Potential Change in Control Payments.    We have arrangements with our NEOs that provide for benefits, which are only payable if a “change in control” occurs. Each of our current NEOs has participated in our Change of Control Policy since February 2008. Since 2008, we have not amended or entered into any new arrangements with our NEOs regarding change in control provisions.

Our 2003 Long-Term Incentive Plan and 2009 Long-Term Incentive Plan specify the treatment of outstanding, unvested equity awards granted under each respective plan to employees including the NEOs upon the occurrence of a change of control (regardless of whether employment terminates). The severance and other benefits payable to Mr. Bryant under his agreement are due only if (1) there is a change in control and (2) we terminate his employment unrelated to cause, or if he terminates his employment for good reason within three years following a change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.

A “change in control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund Family Trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.

The change-in-control related severance payments consist of the following:

Payments Triggered Upon a Change in Control.    Unvested stock options and restricted stock awards become immediately exercisable and payable upon the occurrence of a change in control and do not require termination of employment. EPP awards are payable in full at target level (or, at the discretion of the Compensation Committee, above the target level to the extent actual performance through the change in control has exceeded the target level), and are not subject to pro ration. 2011-2013 EPP awards and stock options awarded in 2011 will not vest on a change in control if the successor corporation replaces the outstanding awards with substitute awards that are, in the sole judgment of the compensation committee, of equivalent value.

The following table shows the value of unvested equity awards as of December 31, 2011 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock ($)(1)	Total ($)
John Bryant	521,394	3,054,529	0	3,575,923
Ron Dissinger	69,347	778,980	0	848,327
Brad Davidson	267,987	1,315,123	0	1,583,110
Paul Norman	200,034	1,091,503	0	1,291,537
Gary Pilnick	162,594	778,778	556,270	1,497,642

(1)	Represents the intrinsic value of unvested stock options and restricted stock as of December 31, 2011, based on a stock price of $50.57.

(2)	Valued based on the actual number of shares paid out under the 2009-2011 EPP and the “target” number of shares under the 2010-2012 EPP and the 2011-2013 EPP and, in each case, a stock price of $50.57.

Payments Triggered Upon a Termination Following a Change in Control.    Cash severance is payable in the amount of two times the current annual salary plus two times the highest annual incentive award earned or received during the three years before the change in control. In addition, executives are entitled to receive the annual incentive award for the current year at the higher of target or the actual formula-calculated award, prorated as of the date of termination. This amount is payable as a lump sum within 30 days after termination.

Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in benefit plans for a two-year period following termination, and will also receive outplacement assistance.

These arrangements provide for “gross-up” payments to cover any U.S. federal excise taxes owed on change in control-related severance payments/benefits. The “gross-up” is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the “gross-up.” The arrangements provide that “gross-up” payments are only made if the change-in-control-related severance payments/benefits exceed 110% of the maximum change-in-control-related severance payments/benefits an executive could receive without any payments/benefits being subject to federal excise taxes (which is generally three times the average of five-years of an executive’s earnings as reported on the executive’s W-2). In the event payments/benefits do not exceed 110% of the maximum, payments/benefits are cut back to equal 100%.

The following table assumes that each NEO is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that vested upon the change in control, shown in the table immediately above, are also shown in the column “Vesting of Unvested Equity.” These values are estimated as of December 31, 2011.

	Cash Compensation			Benefits			Other	Subtotal			Estimated Payments Following CIC
	Two Times Base Salary ($)	Two Times Annual Incentive ($)(1)	Annual Incentive Payment ($)	Health and Welfare Benefits ($)	Change to Retirement Benefits ($)(2)	Other Benefits and Perquisites ($)(3)	Outplacement ($)	If Termination Occurs ($)	Vesting of Unvested Equity ($)	Excise Tax Gross-Up/ Cutback ($)(4)	Total If Termination Occurs ($)
John Bryant	2,000,000	3,017,600	1,508,800	70,000	215,000	60,000	14,000	6,885,400	3,575,923	0	10,461,323
Ron Dissinger	1,113,000	811,400	500,850	70,000	1,935,000	60,000	14,000	4,504,250	848,327	2,707,186	8,059,763
Brad Davidson	1,382,000	1,918,800	959,400	70,000	(3,310,000)	60,000	14,000	1,094,200	1,583,110	(149,172)	2,528,138
Paul Norman	1,308,800	1,771,200	885,600	70,000	(1,983,000)	60,000	14,000	2,126,600	1,291,537	0	3,418,137
Gary Pilnick	1,140,400	1,172,800	586,400	70,000	(27,000)	60,000	14,000	3,016,600	1,497,642	0	4,514,242

(1)	Represents two times the highest of the actual annual incentive awards earned or received for each of the three years from 2009 to 2011.

(2)	Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through December 31, 2011 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through December 31, 2011 appears in the Pension Benefits Table on page 51 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For certain NEOs, the change to the retirement benefit is negative because, based on age, service and pension formula, the pension benefit upon change in control does not include early retirement benefits that are included in the value used on the Pension Benefits Table. Change in control pension benefits are also increased because of the additional two years of service provided by change in control.

(3)	Consists of Kellogg-paid death benefit, financial planning and physical exams.

(4)	Each of our current NEOs has participated in our Change of Control Policy since February 2008. Since 2008, we have not amended or entered into any new arrangements with our NEOs regarding change in control provisions. The excise tax gross-up payment would apply to amounts triggered by the change of control (as shown in the Vesting of Unvested Equity table) and amounts triggered by an eligible termination following a change of control (as shown in the table above). Represents the estimated amount payable to the executive for taxes (excise and related income taxes) owed on severance-related benefits/payments following a change in control and termination of employment that occur on December 31, 2011. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the excise tax gross-up will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.    The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.

The related person transaction, if any, referred to under the heading “Related Person Transactions” below was approved by the disinterested members of the Board of Directors.

Related Person Transactions.    There were no related person transactions in 2011.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Our Shareowners may vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. At our 2011 Annual Meeting, a majority of Shareowners voted, consistent with the recommendation of the Company’s Board of Directors, to hold a shareowner advisory vote on a resolution to approve the compensation of Kellogg’s named executive officers annually, until the next required vote on the frequency of shareowner votes on the compensation of Kellogg’s named executive officers as required pursuant to Section 14(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Board of Directors believes that the annual advisory votes on a resolution to approve executive compensation allow our Shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices.

This executive summary highlights core principles of our compensation program, the approach followed by the Compensation Committee, and a 2011 overview.

Core Principles.    We operate in a competitive and challenging industry. We believe that our executive compensation program for our NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) appropriately motivate them to contribute to our short- and long-term success; and (c) help drive long-term total return for our Shareowners. Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in this Compensation Discussion and Analysis, and the following is a brief overview of each.

•

Pay for Performance.    Our compensation program is designed to have a significant portion of an NEO’s actual pay linked to the Company’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive, three-year executive performance and stock option plans, and by limiting perquisites.

•

Shareowner Alignment.    We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of the Company.

•

Values-Based.    Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.

•

Mitigating Risk.    Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk.

Compensation Approach.    The approach utilized by the Compensation Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.

Overview. In 2011, the Compensation Committee took the following actions:

•	Annual Incentive Plan (AIP) Corporate Performance Payouts Below Target (Pay for Performance). Based on Kellogg’s corporate targets established when the plan was adopted, and actual 2011 performance, the Compensation Committee determined that a below target payout (81% of the AIP target) would be paid out to our NEOs for 2011 corporate performance, before taking individual performance into consideration.

•

2009-2011 Executive Performance Plan (EPP) Payouts Below Target (Pay for Performance). Based on Kellogg’s corporate targets established when the plan was adopted, and actual 2009 through 2011 performance, the Compensation Committee determined that it would be appropriate for a below target payout (82% of the 2009-2011 EPP target share awards).

•

Independent Compensation Consultant (Compensation Approach). The Compensation Committee engaged Frederic W. Cook & Co. as its independent compensation consultant in 2011. Kellogg’s policy requires that the compensation consultant not provide any consulting or other services to Kellogg or its executive officers other than the work performed on behalf of the Compensation Committee or the Board.

•

Reduced Severance Benefits (Compensation Approach). In 2011, the Compensation Committee reduced severance benefits for newly-named senior executives to more closely align with the 50th percentile of our compensation peer group. Cash severance for new CEO direct reports is now payable in the amount of two times the current annual salary. The potential severance amount no longer includes annual incentive awards.

•

Additional Metrics for AIP Payouts (Pay for Performance, Mitigating Risk). For 2012, the Compensation Committee approved adding to the Company’s AIP program key operational metrics relating to safety (food and people) and diversity and inclusion. For the NEOs, 10% of the 2012 AIP Payout will be subject to performance on these metrics, further driving key performance indicators and mitigating risk relating to Kellogg’s business.

•

Compensation Risk Assessment (Mitigating Risk). In 2011, the Compensation Committee reviewed compensation design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

•

Advisory Resolution to Approve Executive Compensation (Shareowner Alignment). When setting compensation, and in determining compensation policies and practices, the Compensation Committee took into account the favorable results on each of the 2011 Shareowner advisory resolutions to approve executive compensation and Kellogg’s recommendation to hold an annual advisory vote on a resolution to approve executive compensation. At the 2011 Annual Shareowners’ Meeting, 97% of votes cast approved Kellogg’s compensation program for our NEOs, and 92% of the votes cast supported Kellogg’s recommendation to provide an annual advisory vote on a resolution to approve executive compensation. The Compensation Committee took these results into account by continuing to emphasize the Core Principles underlying the Company’s executive compensation program.

For the reasons discussed above, we are asking our Shareowners to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that Kellogg Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Kellogg Company’s Proxy Statement for the 2012 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This resolution is advisory, and therefore not binding on Kellogg, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of Kellogg’s Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in the proxy statement, we will consider such shareowners’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2012. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2011. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $5.1 million in 2011 and $4.8 million in 2010.

Audit-Related Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.8 million in 2011 and $0.8 million in 2010. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.

Tax Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $1.9 million in 2011 and $1.1 million in 2010. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice and expatriate and executive tax services, with approximately $0.6 million being spent for tax compliance in 2011 and approximately $0.4 million being for tax compliance in 2010.

All Other Fees.    The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2011 and 2010.

Preapproval Policies and Procedures

The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.

All of the services described above for 2011 and 2010 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of four independent directors (as defined by the New York Stock Exchange Listing Standards), met 7 times in 2011 and operates under a written charter last amended by the Board in February 2011, which is posted on our website at http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2011 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380 — Communication with Audit Committees.

The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, General Counsel, Corporate Controller and Vice President of Internal Audit at each in-person meeting.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2012 fiscal year.

AUDIT COMMITTEE

John Zabriskie, Chair

John Dillon

Don Knauss

Rogelio Rebolledo

PROPOSAL 4 — SHAREOWNER PROPOSAL TO REPEAL CLASSIFIED BOARD

We expect the following proposal (Proposal 4 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Resolution Proposed by Shareowner:

Repeal Classified Board

RESOLVED, that shareholders of Kellogg Company urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

Shareowner’s Supporting Statement:

This resolution was submitted on behalf of the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust by the North Carolina State Treasurer, the investment fiduciary for the North Carolina Retirement System. The Harvard Law School Shareholder Rights Project represented and advised the North Carolina State Treasurer in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010- June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

Accountability to Shareowners.    The Board believes that the classified board structure under Kellogg’s Amended Restated Certificate of Incorporation and Bylaws (collectively, governance documents) is appropriate and necessary and does not compromise the directors’ accountability to Shareowners. Our Board is divided into three classes that serve staggered three-year terms. Directors elected to three-year terms are equally accountable to Shareowners as directors elected annually, since all directors are required to uphold their fiduciary duties to Kellogg and its Shareowners regardless of their term. Additionally, under Kellogg’s policies and procedures, specifically the policy relating to Director elections adopted in 2006 by the Board, the Company’s classified board structure does not compromise the directors’ accountability to Shareowners. The Director elections policy, which is fully set forth in our Corporate Governance Guidelines (which can be found on the Kellogg Company website at www.kelloggcompany.com under “Corporate Governance”), provides that in any uncontested election of Directors, any director nominee who receives a greater number of votes “withheld” than votes “for” will tender his or her resignation to the Nominating Committee. The Nominating Committee will then consider the resignation and recommend to the Qualified Independent Directors (as defined in the ‘Majority Voting for Directors; Director Resignation Policy’ section on page 7 of the proxy statement) the appropriate action to be taken. The Qualified Independent Directors will then review the recommendation and consider all factors it believes to be relevant to Kellogg’s and Shareowners’ best interests. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation). The Director elections policy provides the shareowner a meaningful role in the election of directors as well as acting as a way of holding directors accountable for their actions or failure to act.

Independence.    Electing a director to a three-year term enhances the independence of a non-employee director by providing him or her with a longer term of office. This longer term provides enhanced independence from management or from special interest groups who may have an agenda contrary to the long-term interests of all Shareowners. As a result, independent directors are able to make decisions that are in the best interest of Kellogg and its Shareowners without having to consider annual elections.

Stability and Continuity.    The Board is structured into classes to provide board stability, continuity and independence, while also enhancing long-term planning and ensuring that, at any given time, there are experienced directors serving on the Board who are familiar with Kellogg’s businesses, products, markets, opportunities and challenges. A classified board also benefits Kellogg and its Shareowners because it helps attract and retain highly qualified director candidates who are willing to make long-term commitments of the time and resources necessary to understand Kellogg, its operations and its competitive environment. This commitment is critical to achieve our strategic goals and one best fulfilled by a stable and continuous Board.

Protection Against Certain Takeovers.    Our classified board structure further protects Kellogg’s Shareowners by encouraging persons or firms making unsolicited takeover bids to negotiate directly with the Board, and better positions the Board to negotiate effectively on behalf of Shareowners to realize the greatest possible Shareowner value. The classified board structure is designed to safeguard against a hostile purchaser replacing a majority of our Directors with its own nominees at a single annual meeting, thereby gaining control of Kellogg and its assets without paying fair market value to Kellogg’s Shareowners. A classified board does not preclude a takeover, but rather provides the Board time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, consider alternative methods of maximizing Shareowner value, protect all Shareowners against abusive tactics during a takeover process, and, as appropriate, negotiate the best possible return for all Shareowners, without the threat of imminent removal of a majority of Board members. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. Elimination of the classified board structure would make it more difficult for Kellogg’s independent, Shareowner-elected Board to preserve and maximize value for all Shareowners in the event of an unsolicited takeover bid.

It is important to note that Shareowner approval of this proposal would not by itself declassify the Board. Under the governance documents, to change the class structure of the Board, the Board must first authorize amendments to Kellogg’s governance documents. Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares of Kellogg entitled to vote generally in the election of directors.

After careful consideration of this proposal, the Board has determined that retention of a classified board structure remains in the long-term best interests of Kellogg and its Shareowners. The Board believes that the substantial benefits of a classified board structure do not come at the expense of director accountability. To the contrary, the structure is designed to protect the interests of all Shareowners.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

PROPOSAL 5 — SHAREOWNER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

We expect the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied upon request.

Resolution Proposed by Shareowner:

Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

Shareowner’s Supporting Statement:

Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Source:“What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included William Steiner and James McRitchie.

The merit of this Simple Majority Vote proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance status in order to more fully realize our company’s potential:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay.

Seven of our twelve directors were long-tenured with at least 10-years of service. Five of these directors had 13 to 25-years tenure. Long-tenured directors comprised the majority of four board committees. Long-tenured directors can form relationships that compromise their independence and hinder their ability to provide effective oversight. Plus director independence was further compromised with two inside directors and one inside-related director. Five directors were beyond age 70 — succession planning concern.

Only 62% of CEO pay was incentive based. The Corporate Library said our executive pay practices rewarded executives twice for the same achievements. Our market-priced stock options can reward executives simply for a rising stock market alone, regardless of executive performance. Each member of our Executive Pay committee had 11 to 25-years tenure.

Our board was the only significant directorship for five directors. This could indicate a significant lack of current transferable director experience. The other extreme was Ann McLaughlin Korologos, 70 — on five boards total for an over-commitment concern. Ms. Korologos, with General Motors board experience of questionable value, had 22-years long tenure on our board.

We had no shareholder right to elect each director annually, no right to act by written consent or to call a special meeting, no cumulative voting and no independent Board Chairman. Our directors needed only one-vote from our 360 million shares to be reelected.

Adopting this proposal would be a strong statement that our company is committed to a step forward in good corporate governance and long-term financial performance. Please encourage our board to respond positively to this proposal to initiate the improved governance we deserve: Adopt Simple Majority Vote — Yes on 5.

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

Voting Requirements.    The Board believes that the supermajority voting standards under Kellogg’s Amended Restated Certificate of Incorporation and Bylaws (collectively, governance documents) are appropriate and necessary. Under Kellogg’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for Shareowner approval. Our governance documents require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for a few, but important, matters of corporate structure and governance, which are as follows: (i) an alteration, amendment or repeal, or any new provision, inconsistent with certain provisions of the existing governance documents; (ii) Kellogg’s merger or consolidation with or into another entity; (iii) the sale, lease, exchange or other disposition of all or substantially all of Kellogg’s assets; (iv) the liquidation or dissolution of Kellogg; or (v) the removal of directors for cause outside the Shareowner annual meeting process. The Board believes that in these limited circumstances the higher voting requirements are more representative of all Shareowners for a variety of reasons, the most relevant of which are described below.

Broad Consensus of All Shareowners.    Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all Shareowners. Because these provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed extraordinary transaction or fundamental change, they generally have the effect of giving minority shareowners a greater voice in corporate structure and governance. The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of Kellogg’s Shareowners rather than a simple majority. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to Kellogg. The Board also believes that the supermajority vote requirements protect Shareowners, particularly minority shareowners, against the self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term Shareowners to approve an extraordinary transaction that is not in the best interest of Kellogg and opposed by nearly half of Kellogg’s Shareowners.

Fiduciary Duty.    The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. Shareowners, on the other hand, do not have the same fiduciary duty as the Directors. As a result, a group of short-term Shareowners may act in their own self-interests to the detriment of other Shareowners. Accordingly, the supermajority voting standards are necessary to safeguard the long-term interests of Kellogg and its Shareowners.

Protection Against Certain Takeovers.    The supermajority voting provisions further protect Kellogg’s Shareowners by encouraging persons or firms making unsolicited takeover bids to negotiate directly with the Board. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. In addition, more than 75% of Kellogg’s Board members are ‘independent’ under the standards adopted by the New York Stock Exchange. Supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all Shareowners. Kellogg believes that its independent Board is in the best position to evaluate proposed offers, to consider alternatives, and to protect Shareowners against abusive tactics during a takeover process, and as appropriate, to negotiate the best possible return for all Shareowners. Elimination of these supermajority provisions would make it more difficult for Kellogg’s independent, Shareowner-elected Board to preserve and maximize value for all Shareowners in the event of an unsolicited takeover bid.

Corporate Governance Practices.    The proponent contends that approval of this proposal would serve as a means of improving Kellogg’s corporate governance by lowering the required vote for governance changes. After careful consideration of the proposal, the Board does not believe that implementation of this proposal would enhance Kellogg’s corporate governance practices. Kellogg’s Nominating and Governance Committee regularly considers and evaluates corporate governance developments and recommends changes to the Board. As discussed in this Proxy Statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners, and promote high ethical conduct among our Directors and employees. Additionally, Kellogg’s governance policies and practices comply with all requirements of the NYSE and SEC corporate governance standards. The Board does not believe that approval of this proposal is needed or advisable, or in the best interests of Kellogg and its Shareowners.

It is important to note that Shareowner approval of this proposal would not in itself remove the supermajority vote standards. Under the governance documents, to change the supermajority standards, the Board must first authorize amendments to Kellogg’s governance documents. Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares of Kellogg entitled to vote generally.

After careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements remains in the long-term best interests of Kellogg and its Shareowners. The Board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all Shareowners.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

MISCELLANEOUS

Shareowner Proposals for the 2013 Annual Meeting. Shareowner proposals submitted for inclusion in our proxy statement for the 2013 Annual Meeting of Shareowners must be received by us no later than November 5, 2012. Other Shareowner proposals to be submitted from the floor must be received by us not earlier than November 5, 2012 and not later than December 5, 2012, and must meet certain other requirements specified in our bylaws.

Annual Report on Form 10-K; No Incorporation by Reference. Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2011 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President, General Counsel, Corporate Development and Secretary

March 5, 2012

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49016-3599

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Kellogg Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M42556-P22939-Z57323	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KELLOGG COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.			☐	☐	☐
Vote on Directors

1.	Election of Directors (term expires 2015) Nominees:

	01) Benjamin Carson	03) Jim Jenness
	02) John Dillon	04) Don Knauss

The Board of Directors recommends a vote FOR Proposals 2 and 3.							For	Against	Abstain

2. Advisory resolution to approve executive compensation.							☐	☐	☐

3. Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm for fiscal year 2012.							☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 4 and 5.

4. Shareowner proposal, if properly presented at the meeting, to repeal classified board.							☐	☐	☐

5. Shareowner proposal, if properly presented at the meeting, to adopt simple majority vote.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KELLOGG COMPANY

ADMISSION TICKET

(not transferable)

You are cordially invited to attend the 2012 Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 20, 2012 at 1:00 p.m. (Eastern Time) at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 20, 2012: The Notice of the Annual Meeting, the Proxy Statement, and the annual report, including Form 10-K, are available at http://investor.kelloggs. com.

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M42557-P22939-Z57323

KELLOGG COMPANY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 20, 2012

The undersigned appoints James M. Jenness and Gordon Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2012 Annual Meeting of Shareowners of Kellogg Company to be held on April 20, 2012 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2012 Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1, “FOR” proposals 2 and 3 and “AGAINST” proposals 4 and 5, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.